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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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27175 ENERGY WAY
NOVI, MICHIGAN 48377
April 8, 2016

Dear Shareholder:

        You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Thursday, May 19, 2016, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan for the following purposes, as more fully described in the accompanying proxy statement. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

        We are pleased to furnish our proxy statement, which describes the items of business being transacted at the meeting, and our 2015 annual report to shareholders via the Internet. Providing our materials to shareholders electronically allows us to conserve natural resources and reduce our printing and mailing costs related to the distribution of the proxy materials. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials for the 2016 Annual Meeting which contains instructions on how to access these documents over the Internet. Shareholders who wish to receive paper copies of the proxy materials may do so by following the instructions on the Notice of Internet Availability of Proxy Materials.

        Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, by phone, Internet or, if you received printed copies of the proxy materials, by mail. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,
ITC HOLDINGS CORP.
	By:	Joseph L. Welch Chairman, President and Chief Executive Officer

Novi, Michigan April 8, 2016

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2016

TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 19, 2016, at 9:00 a.m. Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

          (1)   To elect a Board of Directors to serve until the next annual meeting of shareholders;

          (2)   To act upon a non-binding proposal to approve the compensation of the Company's named executive officers;

          (3)   To act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ended December 31, 2016;

          (4)   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on March 21, 2016 are entitled to notice of, to attend, and to vote at, the 2016 Annual Meeting of Shareholders.

        YOUR VOTE IS IMPORTANT. PLEASE VOTE NOW BY ONE OF THE MEANS NOTED IN THE PROXY STATEMENT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,
Wendy A. McIntyre Secretary

Novi, Michigan April 8, 2016

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000
April 8, 2016

PROXY STATEMENT

        The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2016 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to "the Company", "we", "our" and "us" are to ITC Holdings Corp., a Michigan corporation. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail. These materials were first sent or made available to shareholders on or about April 8, 2016. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:
Pursuant to rules adopted by the Securities and Exchange Commission, the Company is using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials to the Company's shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice.
2. Q:	What is included in these materials?
A:	The proxy materials include our proxy statement, the 2015 annual report to shareholders (which includes the 2015 Form 10-K) and proxy card.
3. Q:	Who may vote?
A:
Shareholders of our common stock as of the close of business on the record date of March 21, 2016 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.
4. Q:	What will I be asked to vote on at the Annual Meeting?
A:	We are aware of the following items to be voted on at the meeting:
• The election of directors to serve until the next annual meeting and the election and qualification of their successors;
• A non-binding proposal to approve the compensation of the named executive officers; and

• The ratification of Deloitte & Touche LLP to act as our independent registered public accountants.

If any other business is properly presented at the Annual Meeting, Rejji P. Hayes and Christine Mason Soneral, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.
5. Q:	When and where will the Annual Meeting be held?
A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time, on Thursday, May 19, 2016 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.
6. Q:	What is the difference between a shareholder of record and a beneficial owner?
A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in "street name." As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.
7. Q:	How do I cast my vote?
A:	If you are a shareholder of record, you may vote by:
(1)
Telephone, using the toll-free number 1-800-652-VOTE (8683), or if you requested printed proxy materials, by following the instructions on your proxy card. If you vote by telephone, do not mail in your proxy card.
(2)
Internet, going to the voting site at www.envisionreports.com/ITC and follow the instructions outlined on the secured website using certain information provided on the Notice of Internet Availability of Proxy Materials, or if you requested printed proxy materials, by following the instructions provided on your proxy card or vote instruction form. If you vote using the Internet, do not mail in your proxy card.
(3)
Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States.
(4) Attending the Annual Meeting and voting in person.

If you hold your shares in "street name" you should have received a vote instruction form from your bank or broker and you should follow the instructions given by that institution. If you are a "street name" owner and have a legal proxy from the shareholder of record, you may vote at the annual meeting.

8. Q:	How do I vote if I attend the Annual Meeting?
A:
If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, you must present valid government-issued photo identification such as a driver's license or passport. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must present valid government-issued photo identification such as a driver's license or passport and a power of attorney or other proxy authority from your broker, bank or other agent or nominee. Please follow the instructions from your bank, broker or other agent or nominee, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.
9. Q:	How do I revoke my proxy or change my vote?
A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:
(1) notifying our Corporate Secretary in writing;
(2) voting again by telephone or Internet (prior to May 19, 2016 at 1:00 a.m. Eastern Daylight Time), since only your latest vote will be counted;
(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or
(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).
Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
10. Q:	How many shares can vote at the Annual Meeting?
A:	As of the record date, 152,744,016 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.
11. Q:	What is a "quorum"?
A:
A "quorum" is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum. Abstentions and withheld votes will be treated as shares represented at the meeting for purposes of determining the presence of a quorum.
12. Q:	Who will count the vote?
A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

13. Q:	Who can attend the Annual Meeting?
A:	All shareholders who owned shares on March 21, 2016 may attend the Annual Meeting. Please indicate whether you plan to attend when you vote your shares.
14. Q:	How will the voting on any other business be conducted?
A:
If any business is properly presented at the Annual Meeting, Rejji P. Hayes and Christine Mason Soneral, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters at their discretion.
15. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?
A:
If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Hayes or Ms. Mason Soneral, as your representatives) will vote your shares consistent with the recommendation of the Board of Directors: FOR all of the director-nominees in the Company's proxy statement, FOR the nonbinding proposal to approve the compensation of the Company's named executive officers, and FOR the ratification of Deloitte & Touche LLP to act as our independent registered public accountants.
16. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?
A:
If your shares are held in street name, your brokerage firm may vote your shares on "routine matters" (such as ratification of appointment of registered independent public accountants) but must otherwise leave your shares unvoted unless you provide voting instructions. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct. Your brokerage firm must receive instructions from you in order to vote your shares on the election of directors and the non-binding proposal to approve the compensation of the Company's named executive officers.
If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.
17. Q:	Who pays the cost of the solicitation of proxies?
A:
The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

 IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT

        To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one copy of the proxy statement and annual report or the Notice of Internet Availability of Proxy Materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

        If you share an address with another shareholder and have received only one copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, you may write or call us to request a separate copy of the proxy statement and annual report or Notice of Internet Availability for Proxy Materials at no cost to you. For future annual meetings, you may request separate copies of the proxy statement and annual report or Notice of Internet Availability for Proxy Materials or request that we only send one copy to you if you are receiving multiple copies by writing to us at ITC Holdings Corp., Attn: Corporate Secretary, 27175 Energy Way, Novi, Michigan 48377, or calling us at (248) 946-3000.

 SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of our common stock as of March 21, 2016, except as otherwise indicated, by:

  •
  each current director;

  •
  each director nominee;

  •
  each of the persons named in the Summary Compensation Table under Compensation of Executive Officers and Directors;

  •
  all current directors and executive officers as a group; and

  •
  each person who is known by us to own beneficially 5% or more of our 152,744,016 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

        The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 21, 2016 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Joseph L. Welch(2)	2,616,886	1.7%
Linda H. Blair	753,055	*
Rejji P. Hayes	87,744	*
Jon E. Jipping	605,779	*
Daniel J. Oginsky	386,858	*
Albert Ernst(3)	11,839	*
Christopher H. Franklin	10,958	*
Edward G. Jepsen	185,756	*
David R. Lopez	3,131	*
Hazel R. O'Leary	21,650	*
Thomas G. Stephens	7,199	*
G. Bennett Stewart, III	32,495	*
Lee C. Stewart	35,240	*
All current directors and executive officers as a group (14 persons)	4,828,260	3.2%
The Vanguard Group(4)	10,709,047	7.0%

*
Less than one percent

(1)
Includes unvested restricted stock and performance share grants and shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to May 20, 2016. The number of performance shares issued to the NEOs was based on target performance. The number of performance shares that become vested may exceed the number of shares beneficially owned. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Long Term Equity Incentives. Shares set forth in the table are not subject to any pledge arrangements.

Name	Restricted Stock	Performance Shares	Option Shares
Joseph L. Welch	68,993	40,279	708,510
Linda H. Blair	25,347	16,266	645,475
Rejji P. Hayes	23,590	10,596	52,315
Jon E. Jipping	20,720	13,299	480,799
Daniel J. Oginsky	16,079	11,206	267,044
Albert Ernst	3,131	—	—
Christopher H. Franklin	6,836	—	—
Edward G. Jepsen	6,836	—	—
David R. Lopez	3,131	—	—
Hazel R. O'Leary	6,836	—	—
Thomas G. Stephens	6,836	—	—
G. Bennett Stewart, III	6,836	—	—
Lee C. Stewart	6,836	—	—
All current directors and executive officers as a group	218,505	100,918	2,186,857
(2)
The amount shown in the table does not include 377,700 shares beneficially owned by the spouse of Mr. Welch, 49,200 of which are subject to a standard pledge account. Mr. Welch has no voting or dispositive power with respect to, and disclaims beneficial ownership of such shares.

(3)
Includes 2,940 shares owned by the spouse of Mr. Ernst.

(4)
Based on information contained in a Schedule 13G/A filed on February 10, 2016, with information as of December 31, 2015, The Vanguard Group has sole voting power with respect to 122,616 shares, shared voting power with respect to 7,700 shares, shared dispositive power with respect to 109,616 shares and sole dispositive power with respect to 10,599,431 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

 PROPOSAL 1 — ELECTION OF DIRECTORS

Background

        Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast "for" directors are counted in determining which directors are elected. The nine directors receiving the most votes "for" will be elected. Withheld votes will have no effect on the vote for the election of directors, but may have ramifications under our Corporate Governance Guidelines.

        Under our Corporate Governance Guidelines, in any uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election is expected to tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote, which resignation shall be effective only upon acceptance by the Board of Directors. In that event, within 90 days following certification of the voting results on the election, the Nominating and Governance Committee will determine whether to recommend acceptance of the director's resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee's recommendation not later than its next regularly scheduled meeting following receipt of such recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation. The Company will promptly disclose the Board's decision-making process and decision regarding whether to accept the director's resignation offer in a Current Report on Form 8-K furnished to the Securities and Exchange Commission. The director in question generally will not participate in the Nominating and Governance Committee's or the Board's considerations of the appropriateness of his or her continued service, but may otherwise remain active and engaged in all other Board-related activities, deliberations and decisions while consideration of the director's resignation is ongoing.

        The Board of Directors recommends a vote FOR each of the director nominees. The named proxies will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as the proxies on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors

        Below you will find each nominee's biography. Following the biographies, we have included a chart that exhibits the collective, experience, qualifications, attributes and skills of our nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

        Albert Ernst, 67.    Mr. Ernst became a Director of the Company in August 2014. Mr. Ernst is a retired member of the law firm of Dykema Gossett PLLC, where he served as director of Dykema's Energy Industry Group. His experience with companies in the public utility, energy, transmission, telecommunications and rural electric cooperative fields spans more than three decades. With Dykema, Mr. Ernst worked with leading energy clients including International Transmission Company and Michigan Electric Transmission Company. Prior to joining Dykema in 1979, Mr. Ernst was an assistant attorney general for the State of Michigan. He also served as a consultant on utility-related matters to the U.S. Department of Defense, the Department of Energy and the General Services Administration. The Board selected Mr. Ernst to serve as a director due to his lifelong career in the energy industry, as well as his invaluable experience with public utility and energy matters and decades of experience in the practice of law.

        Christopher H. Franklin, 51.    Mr. Franklin became a Director of the Company in August 2011. Mr. Franklin was appointed as Chief Executive Officer of Aqua America, Inc., a water and wastewater utility holding company in July 2015. Previously Mr. Franklin served as President and Chief Operating Officer, Regulated Operations at Aqua America, a position he held since December 2011. Prior to that appointment, Mr. Franklin served as Regional President, Midwest and Southern Operations and Senior Vice President of Corporate and Public Affairs from 2010 to 2011 and Regional President, Southern Operations and Senior Vice President of Customer Operations & Public Affairs from 2007 to 2010 and has served in a variety of other operations, customer service and public affairs positions since joining Aqua America, Inc. in 1993. Prior to joining Aqua America, Inc., Mr. Franklin served as Regional Civic and Economic Development Officer for Peco Energy (Exelon) from 1990 to 1992. He began his career in 1987 as Congressional Aide to U.S. Congressman Richard Schulze. Mr. Franklin currently sits on the Board of the Magee Rehabilitation Hospital and the Walnut Street Theatre. He also has served as a Director on the Southeastern Pennsylvania Transportation Authority. The Board selected Mr. Franklin to serve as a director due to his significant experience in the utility industry, as well as his knowledge of public policy matters.

        Edward G. Jepsen, 72.    Mr. Jepsen became a Director of the Company in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc., a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the nominating and corporate governance committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. Until December 2010, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The Board selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an "audit committee financial expert" as defined in applicable SEC and NYSE rules.

        David R. Lopez, 64.    Mr. Lopez became a Director of the Company in August 2014. Mr. Lopez currently serves as a director and a member of the Independent Directors' committee of BancFirst Corporation and as an independent consultant for Schnake Turnbo Frank, a public relations consulting firm that focuses on public relations, management and business strategy. Mr. Lopez served as interim superintendent of Oklahoma City Public Schools from 2013 to 2014. Mr. Lopez served as Oklahoma's Secretary of Commerce and Tourism from 2011 to 2013 and as the Executive Director of the Oklahoma Department of Commerce from 2011 to 2012 where he was responsible for overseeing the state's economic development efforts while serving on the governor's cabinet. Mr. Lopez served as the president of the American Fidelity Foundation, a private foundation, from 2006 to 2011 and was President of Downtown Oklahoma City, Inc., a non-profit organization, from 2004 to 2006. In 2003, he served as Vice President of Development for the Oklahoma Arts Institute and from 1979 to 2001 Mr. Lopez held various officer positions with SBC Communications, Inc., now AT&T, including President of SBC's Oklahoma and Texas operations. The Board selected Mr. Lopez to serve as director due to his experience in local government in one of our markets and his familiarity with the South Central states in which the Company operates and conducts business.

        Hazel R. O'Leary, 79.    Ms. O'Leary became a Director of the Company in July 2007. Ms. O'Leary served as the President of Fisk University in Nashville, Tennessee from 2004 through February 2013 and currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O'Leary served as an Assistant Attorney General and Assistant Prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the United States Department of Energy under President Jimmy Carter. Ms. O'Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named Vice President and General Counsel of O'Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as President from 1997 to 2001. In 1989, she became Executive Vice President for Environmental and Public Affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to President of the holding company's gas distribution subsidiary. Ms. O'Leary served as the United States Secretary of Energy from 1993 to 1997 and as President and Chief Operating Officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O'Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The Board selected Ms. O'Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

        Thomas G. Stephens, 67.    Mr. Stephens became a Director of the Company in November 2012. Mr. Stephens retired in April 2012 from General Motors Company, a designer, manufacturer and marketer of vehicles and automobile parts, after 43 years with the company. Prior to his retirement, Mr. Stephens served as Vice Chairman and Chief Technology Officer from February 2011 to April 2012, Vice Chairman, Global Product Operations from 2009 to 2011, Vice Chairman, Global Product Development in 2009, Executive Vice President, Global Powertrain and Global Quality from 2008 to 2009, Group Vice President, Global Powertrain and Global Quality from 2007 to 2008, Group Vice President, General Motors Powertrain from 2001 to 2007 and has served in a variety of other engineering and operations positions. Mr. Stephens currently is Vice Chairman of the Board of FIRST (For Inspiration and Recognition of Science and Technology in Michigan Robotics), Chairman of the Board of the Michigan Science Center and sits on the Board of Managers of Warehouse Technologies LLC and Board of Directors of xF Technologies Inc. The Board selected Mr. Stephens to serve as a director because of his strong technical and engineering background as well as his experience and proven leadership capabilities assisting a large organization to achieve its business objectives.

        G. Bennett Stewart, III, 63.*    Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as Chief Executive Officer of EVA Dimensions, a firm that offers corporate financial benchmark data, software tools for corporate financial intelligence, performance management, valuation modeling and executive decision support, and equity research services. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The Board selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

        Lee C. Stewart, 67.*    Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director, chair of the compensation committee and a member of the finance committee of P.H. Glatfelter Company, as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. From May 2013 to October 2014, Mr. Stewart served as a director, chair of the conflicts committee and a member of the audit committee of Momentive Performance Materials Inc. Mr. Stewart also served as director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc. from 2000 to 2011 when the company was sold and ceased to exist. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The Board selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of our business strategy. Mr. Stewart is also an "audit committee financial expert" as defined in applicable SEC and NYSE rules.

        Joseph L. Welch, 67.    Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the Board of Directors of the Company since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company's vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The Board selected Mr. Welch to serve as a director because he is the Company's President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

*
G. Bennett Stewart, III and Lee C. Stewart are not related.

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS	WELCH	ERNST	FRANKLIN	JEPSEN	LOPEZ	O'LEARY	STEPHENS	BENNETT STEWART	LEE STEWART
Utility Industry Experience is a positive attribute as it greatly increases a director's understanding of our business and its management.	X	X	X		X	X
Regulatory/Energy Policy Experience is beneficial given the heavily regulated industry in which we operate.	X	X	X		X	X	X
Financial Expertise is important given our use of financial targets as measures of success and the importance of accurate financial reporting and robust internal auditing.			X	X				X	X
Legal/Government Experience is useful in our industry as we are in a highly regulated industry directly affected by governmental actions.		X	X		X	X	X
Leadership Experience is critical because we want directors with the experience and knowledge to advise our management team on a wide range of issues.	X		X	X	X	X	X	X	X

 CORPORATE GOVERNANCE

Director Independence

        Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Ms. O'Leary and Messrs. Ernst, Franklin, Jepsen, Lopez, Stephens, Bennett Stewart, and Lee Stewart are "independent" under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee are "independent" under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us. The Company has made charitable contributions of less than $1 million each to organizations with which certain of our directors have affiliations. The Board determined that these contributions would not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

        Mr. Ernst, who became a director of the Company on August 13, 2014, was a member of the law firm Dykema Gossett PLLC until he retired in August 2014. We made payments for legal services to the Dykema law firm amounting to less than 5% of its gross revenues during each of the last three calendar years. However, as a former member of Dykema who has no consulting or employment relationship with that firm, Mr. Ernst has no financial or other interest in payments made to that firm following his retirement. Our Board considered this former relationship when determining that Mr. Ernst is independent and determined that this relationship was not material and was unlikely to affect his ability to act as an independent board member.

Meetings and Committees of the Board of Directors

        During 2015, our Board held 15 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2015. Mr. Lee Stewart was selected by our Board as Lead Director and to chair its executive sessions. These sessions were held several times throughout the year.

        Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders' meetings. All directors who were serving as such at the time of last year's annual shareholders' meeting attended the meeting.

        Our Board has several standing committees, including but not limited to an Audit and Finance Committee, Compensation Committee, Nominating and Governance Committee and Operations Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance guidelines are accessible on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page.

Audit and Finance Committee

        The Audit and Finance Committee met 7 times during 2015. The members of the Audit and Finance Committee are Messrs. Ernst, Franklin, Jepsen, Bennett Stewart and Lee Stewart, with Mr. Jepsen serving as Chair. Until May 20, 2015, Mr. Bennett Stewart served as Chair. The Board has determined that Messrs. Jepsen and Lee Stewart are "audit committee financial experts," as that term is defined under SEC rules, and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant's qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately and periodically with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management's response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee's charter.

Audit and Finance Committee Report

        In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board's responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

        The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, to whom we refer collectively as Deloitte, and us that might bear on Deloitte's independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte's independence.

        The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of Deloitte's examination of the consolidated financial statements.

        The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2015.

        Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

ALBERT ERNST	CHRISTOPHER H. FRANKLIN	EDWARD G. JEPSEN
G. BENNETT STEWART		LEE C. STEWART

Compensation Committee

        The Compensation Committee met 7 times during 2015. The current members of the Compensation Committee are Ms. O'Leary and Messrs. Lopez and Stephens, with Mr. Lopez serving as Chair. Until May 20, 2015, the members of the Compensation Committee were Ms. O'Leary, Messrs. Lopez and Stephens and former director William Museler, with Mr. Museler serving as Chair. All members of the Compensation Committee satisfy all independence and other qualifications for Compensation Committee members set forth in applicable NYSE rules. The Compensation Committee is responsible for (1) reviewing employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers and Directors, (3) reviewing and recommending to the full Board of Directors the compensation of our Chief Executive Officer, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans and (7) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. The Compensation Committee has the sole authority to retain or receive advice from an advisor or consultant but only after taking into consideration, to the extent required by NYSE rules, all factors the Committee deems relevant to such advisor's independence from management. With respect to any advisor or consultant retained by the Committee, the Committee is directly responsible for such appointment, determining the terms and fees of any such retention and overseeing the work performed by the advisor or consultant. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Nominating and Governance Committee

        The Nominating and Governance Committee met 5 times during 2015. The current members of the Nominating and Governance Committee are Ms. O'Leary, and Messrs. Jepsen, Lopez and Bennett Stewart, with Ms. O'Leary serving as Chair. The Nominating and Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating and Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be valuable additions to the Board are recommended to the full Board for election. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating and Governance Committee for consideration.

        As stated in the committee's charter, in selecting candidates, the committee will consider all factors it believes appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the Nominating and Governance Committee believes that the Board will function best when its members possess a broad range of backgrounds and expertise so that the Board as a whole reflects diverse but complementary skills and viewpoints.

Operations Committee

        The Operations Committee met 4 times during 2015. The current members of the Operations Committee are Messrs. Ernst, Franklin, Stephens and Lee Stewart, with Mr. Franklin serving as Chair. Until May 20, 2015, the members of the Operations Committee were Messrs. Ernst, Franklin, Museler, Stephens and Lee Stewart, with Mr. Franklin serving as Chair. The Operations Committee is responsible for (1) determining whether the Company has appropriate policies and management systems in place with respect to security, safety, environmental, health and reliability matters, (2) ensuring that the policies and their implementation support the Company's overall business objectives and meet the Company's obligations to its shareholders, employees and regulators, (3) monitoring and reviewing compliance with applicable laws, rules, regulations and industry standards, and management's criteria for determining compliance of the Company's security, safety, environmental, health and reliability policies and procedures, and reviewing performance against these criteria annually, (4) investigating any matter of interest or concern that the Committee deems appropriate while having sole authority to retain and terminate advisors, outside counsel or other experts for this purpose, (5) overseeing and reviewing issues and concerns which affect or could affect the Company's security, safety, environmental, health and reliability practices, (6) reviewing the scope, effectiveness, cost, objectivity and independence of security, safety, environmental, health and reliability related audits, reviewing any significant findings of internal and external audits and investigations and making recommendations to the Board of Directors as the Committee deems appropriate, (7) monitoring the adequacy of the Company's operational risk management process and reviewing the operational contingency planning process within the Company to ensure all security, safety, environmental, health and reliability risks are identified and that appropriate risk management processes are in place, (8) reviewing actions taken by the Company's management with respect to any security, safety, environmental, health and reliability deficiencies identified or improvements recommended, (9) reviewing periodically reports from the Company's management regarding (i) the Company's performance with respect to security, safety, environmental, health and reliability matters and compliance with applicable laws, (ii) significant risks to, and the physical and cyber security of, the Company's facilities and IT systems, (iii) significant security, safety, environmental, health and reliability related litigation and regulatory proceedings in which the Company is or may become involved and (iv) significant legislation or regulations, judicial decisions or other agreements, public policies or other developments involving security, safety, environmental, health and reliability matters in the electricity transmission sector that will or may have a material effect on the Company's business, (10) reporting regularly to the Board of Directors and (11) carrying out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the committee.

Board Leadership Structure / Role in Risk Oversight and Management

        The Board believes that Mr. Welch, the Company's President and Chief Executive Officer, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company's strategic plan. The Board also believes having Mr. Welch as Chairman better promotes the flow of information between management and the Board than would a chairman who is an outside director. The Board further believes that independent oversight of management is an important component of an effective board of directors and is essential to effective governance and has therefore appointed Mr. Lee Stewart as Lead Director of the Board. The roles and responsibilities of the Lead Director include:

  •
  Providing general leadership of the affairs of the independent directors;

  •
  Presiding over all executive sessions of the Board and all other meetings at which the Chairman is not present, including summarizing discussions and communicating the same back to the Chairman;

  •
  Serving as primary liaison between the independent directors and the Chairman, including facilitating organization and communication among the independent directors;

  •
  In conjunction with the Chair of the Nominating and Governance Committee, identifying underperforming directors and providing appropriate counseling for improvement;

  •
  Participating in performance evaluations of the CEO;

  •
  Providing advice and consultation to the Chairman and CEO;

  •
  Being available to consult with Committee Chairs;

  •
  Being available to discuss with any director any concerns that s/he may have regarding the Board, the Company, or the management team;

  •
  Being available as appropriate for consultation and direct communications with shareholders, customers, and other key constituents of the Company;

  •
  Providing leadership of the independent directors in anticipating and responding to crisis; and

  •
  Fulfilling such other duties as the Board may provide from time to time.

        The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is appropriate and in the best interest of shareholders because it provides the appropriate balance between company-specific expertise and independent management and risk oversight.

        The Board and its Committees play an active role in overseeing management of the Company's risks. The Audit and Finance Committee reviews financial risks including those related to internal controls and the annual financial audit, financial reporting, credit and liquidity. The Compensation Committee oversees the management of risks associated with the Company's executive compensation plans and arrangements. The Nominating and Governance Committee reviews and manages risks related to director independence and corporate governance. The Operations Committee oversees the risks associated with reliability compliance obligations, Company security plans, safety programs and environmental regulations. The full Board is regularly informed of and consulted about such risks through quarterly Committee reports as well as quarterly reports provided by members of the Company's senior management team.

Shareholder Communications

        Shareholder Proposals.    Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2017 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 9, 2016. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2017 Annual Meeting is significantly different than the first anniversary of the 2016 Annual Meeting, SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provides for an adjustment to the notice period described above.

        For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2017 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 19, 2017 and no later than the close of business on February 18, 2017. If the 2017 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2016 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

        Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

        Nominees.    Shareholders proposing director nominees at the 2017 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 19, 2017 and no later than the close of business on February 18, 2017. If the 2017 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2016 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if later, the tenth day after the first public disclosure of the date of the annual meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year's annual meeting, then shareholder notice with regard to nomination of directors shall also be considered timely with respect to any new board positions if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nomination notices which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholders meeting.

        Only persons who are shareholders both as of the giving of notice and the date of the shareholders meeting and who are eligible to vote at the shareholders meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

        The Nominating and Governance Committee's policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

        Communications with the Board.    A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the "Corporate Governance" page of our website.

Corporate Governance Guidelines

        The Board has adopted and annually reviews our Corporate Governance Guidelines. These governance principles, along with the charters of the Board's committees and our Articles of Incorporation and Bylaws, form the framework for the governance of the Company. These principles include board responsibilities, the process of selecting directors, our director resignation policy, director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. The Corporate Governance Guidelines, as currently in effect, is available on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page.

 EXECUTIVE OFFICERS

        Set forth below are the names, ages and titles of our current executive officers and a description of their business experience. Our executive officers serve as executive officers at the pleasure of the Board of Directors.

        Joseph L. Welch, 67.    Mr. Welch's background is described above under "Election of Directors — Nominees for Directors."

        Linda H. Blair, 46.    Ms. Blair was named Executive Vice President, Chief Business Unit Officer and President, ITC Michigan on February 4, 2015. Ms. Blair is responsible for leading all aspects of the financial and operational performance of the Company's four regulated operating companies and also serves as the business unit head and president of the ITCTransmission and METC operating companies. Ms. Blair previously served as Executive Vice President and Chief Business Officer of the Company since June 2007. In this role, Ms. Blair was responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President — Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining the Company, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission for two years when it was a subsidiary of DTE Energy and was a supervisor in Detroit Edison's regulatory affairs department for two years.

        Rejji P. Hayes, 41.    Mr. Hayes has served as Senior Vice President and Chief Financial Officer since August 2014. In this position, Mr. Hayes is responsible for the Company's accounting, finance, treasury, internal audit, investor relations and other related financial functions. Prior to this appointment, Mr. Hayes served as our Vice President, Treasurer and interim Chief Financial Officer beginning in June 2014 and previously served as our Vice President, Finance and Treasurer since February 2012 and served as Treasurer until November 2015. Prior to joining the Company, Mr. Hayes served from 2009 to 2012 as Assistant Treasurer and Director, Corporate Finance and Financial Strategy at Exelon Corporation in Chicago, Illinois, where he was responsible for developing the company's financial strategy, and planning, structuring and executing all debt and equity financings. Prior to his employment with Exelon Corporation, Mr. Hayes served from 2007 to 2009 as Vice President, Mergers and Acquisitions at Lazard Freres & Co. LLC, where he provided strategic and corporate finance advisory services for corporate clients and private equity firms. Previously, Mr. Hayes served for a total of 8 years in a variety of financial leadership roles with financial institutions and investment banks. Mr. Hayes currently serves as an Alumni Trustee of Phillips Andover Academy and is a Board Member of the Cranbrook Institute of Science.

        Jon E. Jipping, 50.    Jon E. Jipping has served as our Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, facilities and safety functions. From June 2007 to February 2015, Mr. Jipping was also responsible for information technology. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining the Company, Mr. Jipping was with DTE Energy for thirteen years. He was Manager of Business Systems & Applications in DTE Energy's Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held positions of increasing responsibility in DTE Energy's Transmission Operations and Transmission Planning department. Mr. Jipping currently serves as a member of the Advisory Board of the Michigan Technological University College of Engineering.

        Christine Mason Soneral, 43.    Christine Mason Soneral was named Senior Vice President and General Counsel in April 2015 and served as Vice President and General Counsel from February 2015 through this appointment. In this position she is responsible for all corporate legal affairs and the leadership of our Legal Department. Prior to this role, Ms. Mason Soneral was Vice President and General Counsel-Utility Operations since 2007 and was responsible for legal matters connected with the operations, capital projects, contract, regulatory, property and litigation issues of our four regulated transmission company subsidiaries. Ms. Mason Soneral joined us in 2007 from Dykema Gossett PLLC, a national law firm where she was a member. While in private practice at Dykema from 1998 through 2007, Ms. Mason Soneral represented clients before state and federal trial courts, appellate courts and regulatory agencies. In 2014, Ms. Mason Soneral was appointed to the board of Citizens Research Council, a privately funded, not-for-profit public affairs research organization. Ms. Mason Soneral also currently serves as an officer of the State Bar of Michigan's Council of Administrative and Regulatory Law Section and as a member of the Michigan State University Department of Political Science's External Advisory Board.

        Daniel J. Oginsky, 43.    Mr. Oginsky was named Executive Vice President, U.S. Regulated Grid Development on February 4, 2015. In this role Mr. Oginsky is responsible for leading the Company's growth and expansion through new investments in regulated electric transmission infrastructure across the United States. Mr. Oginsky joined us as our Vice President and General Counsel in November 2004, served as Senior Vice President and General Counsel since May 2009 and was named Executive Vice President and General Counsel in May 2014. In these roles, Mr. Oginsky was responsible for the legal affairs of the Company and oversaw the legal department, which included the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as the Company's Secretary from November 2004 until June 2007. Prior to joining the Company, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky currently serves as a member of the Advisory Board of Directors of Belle Tire, Inc., a member of the Board of Directors of GearUp2Lead, and a member of the Board of Visitors for James Madison College at Michigan State University.

 COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, our chief financial officer, the three other most highly compensated executive officers who were serving as such at December 31, 2015. We refer to these individuals collectively as the named executive officers or NEOs.

        The Company's named executive officers for 2015 were:

Name	Position
Joseph L. Welch	Chairman, President and Chief Executive Officer
Linda H. Blair	Executive Vice President, Chief Business Unit Officer and President, ITC Michigan
Rejji P. Hayes	Senior Vice President and Chief Financial Officer
Jon E. Jipping	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	Executive Vice President, U.S. Regulated Grid Development

Executive Summary

        The Compensation Committee is responsible for determining the compensation of our NEOs and administering the plans in which the NEOs participate. The goals of our compensation system are to attract first-class executive talent in a competitive environment and to motivate and retain key employees who are crucial to our success by rewarding Company and individual performance that promotes long-term sustainable growth and increases shareholder value. The key components of our NEOs' compensation package include base salary, annual cash bonus, long-term equity incentives, as well as certain perquisites and other benefits. In determining the amount of NEO compensation, we consider competitive compensation practices by our peer companies, the executive's individual performance against objectives, the executive's responsibilities and expertise, and our performance in relation to annual goals that are designed to strengthen and enhance our value.

        Over the past year, we continued to evaluate our executive pay practices to ensure they support the achievement of our business and talent strategies. This reflects our "continuous improvement" approach that we apply to our business and enables us to incorporate much of what we learned from our engagement with our shareholders. With the program design changes made in 2014 and 2015, we have significantly improved our executive pay program to drive shareholder value while enabling us to attract, retain and motivate top talent to help create future value.

        Our results flow from the execution of our strategy, which is premised on investing in our core systems to achieve operational excellence while building on our leadership position in establishing a stronger grid to deliver efficient, reliable, continuous electricity now and in the future. It is this strategy that drove our solid operations as well as strategic and financial results for 2015 and will continue to drive our performance going forward.

        In 2015, the Company reported another year of strong financial results. We have outperformed the Dow Jones Utility Index every year since our initial public offering in July 2005 and have produced a total shareholder return over that period of approximately 554%. We are very pleased with our ability to translate customer benefits into shareholder returns and expect to continue to deliver value on both fronts going forward. The chart below summarizes our 2015 stock performance compared to the Dow Jones Utility Index.

2015 Stock Performance

        Further, the chart below displays our total shareholder returns over the past three, five, and ten years compared to the Dow Jones Utility Index.

Total Shareholder Return

        We have also been steadfast in delivering sustainable dividend growth. We increased our dividend approximately 15% in August 2015 and as a result, our dividend has now increased approximately 114% since we instituted our first dividend in August 2005. Our dividend policy is premised on continuing to grow our dividend in a manner that keeps pace with our earnings growth, resulting in our dividend becoming a more meaningful element of our overall shareholder return proposition. The chart below summarizes our dividend growth since September 2005.

        In light of these and other factors, the Compensation Committee made the following decisions with regard to executive compensation in 2015 and early 2016:

  •
  Base salary increases.  With one exception, our NEOs did not receive a base salary increase in 2015 due to our increased focus on performance-based incentives. Mr. Hayes received a salary increase in 2015 after a market review determined that his salary was significantly below the market median.

  •
  Cash incentive bonuses.  We paid cash incentive bonuses for 2015 at 97.5% of target. This was based on achieving the performance targets which were established under the bonus plan in early 2015. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation."

  •
  Milestone bonuses.  We paid modest cash bonuses in conjunction with the successful completion of the KETA Phase II and V-Plan transmission projects. These projects are critical to our ability to provide reliable service to our customers and deliver value to our shareholders.

  •
  Long-term equity incentives.  We granted long-term equity incentive awards to our NEOs. Total award values were determined as a percentage of base salary and delivered in the form of performance shares, restricted stock and stock options. Fifty percent of the 2015 long-term equity incentive awards were granted as performance shares, as we continue our focus on rewarding and motivating performance and to further align management's interests with those of shareholders. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Long Term Equity Incentives."

        To provide additional insight into how actual pay levels compared to ASC Topic 718 accounting values presented in the summary compensation table under "Summary Compensation", "realizable pay" levels have been presented below. The key difference is that equity compensation values reported in the summary compensation table represent the value of incentive opportunities at grant based on various assumptions, while "realizable pay" is the intrinsic value of the incentive awards at the end of a defined period of time.

        The table below compares the average annual compensation for the three-year period ended December 31, 2015 for each NEO from the summary compensation table to each NEO's "realizable pay". "Realizable pay" includes base salary, earned annual corporate performance bonus, equity awards granted, and other reported compensation during the three-year period. However, payments made under the special bonus plan, which were associated with option awards granted in 2003 and 2005, retention compensation and project development bonuses have been excluded, as these amounts are not considered recurring pay related to current services performed. In addition, changes in pension values have been excluded as they can vary significantly based on assumptions, including mortality, retirement age and interest rates, as well as executive age and years of service. Average "realizable pay" over the recently completed three-year period, ending December 31, 2015, approximated the summary compensation table values.

	3-Year Average Compensation (2013 - 2015)
NEO	Summary Compensation Table	Realizable Pay as of 12/31/2015	Realizable Pay as % of Summary Compensation
Joseph L. Welch	$5,537,685	$5,685,188	103%
Linda H. Blair	$2,418,409	$2,379,858	98%
Rejji P. Hayes	$1,379,075	$1,318,285	96%
Jon E. Jipping	$1,988,228	$1,956,727	98%
Daniel J. Oginsky	$1,597,476	$1,553,032	97%

Notes:

Excludes special, retention and project bonuses, as well as the change in pension value.

Assumes target payout for 2015 - 2017 performance share grant.

        We also reviewed our CEO's three-year average "realizable pay" rank and our Company's three-year TSR rank relative to peer group levels, and found pay to be aligned with performance. Our CEO's three-year realizable compensation falls at the peer group 85th percentile, while the three-year TSR falls at the peer group 69th percentile. The shaded area in the graph below illustrates the range where pay and performance are within plus or minus 25 percentile points. According to Pay Governance, our compensation consultant, companies falling in this range are considered to have generally aligned pay and performance levels.

Pay for Performance Alignment Relative to Compensation Peer Group

Overview and Philosophy

        The objective of our compensation program is to attract first-class executive talent in a competitive environment and to motivate and retain key employees who are crucial to our success by rewarding Company and individual performance that promotes long-term sustainable growth and increases shareholder value by:

  •
  Performing best-in-class utility operations;

  •
  Improving reliability, reducing congestion, and facilitating access to generation resources; and

  •
  Utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and to optimize the value of those investments.

        Our compensation program is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

  •
  Provide for flexibility in pay practices to recognize our unique position and growth proposition;

  •
  Use a market-based pay program aligned with pay-for-performance objectives;

  •
  Leverage incentives, where possible, and align long-term incentive awards with improvements in our financial performance and shareholder value;

  •
  Provide benefits through flexible, cost-effective plans while taking into account business needs and affordability; and

  •
  Provide other non-monetary awards to recognize and incentivize performance.

What We Do
✓	Pay for performance — about 80% of our CEO's pay and about 75% of our other NEOs' pay is at-risk (see "Compensation Discussion and Analysis — Risk and Reward Balance")
✓
Share ownership — our Compensation Committee has established stock ownership guidelines for our executives. Failure to maintain minimum stock ownership under these guidelines may result in future bonus payments paid in the form of company stock until stock ownership levels are met (see "Compensation Discussion and Analysis — Stock Ownership Guidelines")
✓
Performance based vesting — beginning with our 2015 grants, at least 50% of each executive's award will be subject to financial and/or TSR performance-based vesting conditions at the end of three years (see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Long-Term Equity Incentives")
✓
Benchmarking — we benchmark total compensation paid to our NEOs against relevant and size-adjusted competitive data. We target total compensation between the 50th and 75th percentiles of the market in order to attract, motivate and retain the best talent and to recognize individual contributions. (see "Compensation Discussion and Analysis — Benchmarking and Relationship of Compensation Elements")
✓
Cap on annual bonus plan and performance share payouts — our annual bonus plan and performance shares have a maximum payout opportunity of 200% of target (see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation")
✓
Clawbacks — our recoupment policy applies to all of our executive officers and includes all bonus or other incentive-based or equity-based compensation (see "Compensation Discussion and Analysis — Other Components of Our Executive Compensation Programs — Recoupment Policy")
✓
Shareholder outreach — we proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives (see "Compensation Discussion and Analysis — Role of Shareholder Say-on-Pay Vote")
✓	Independent advice — the Compensation Committee engages its own independent advisor on executive compensation issues (see "Compensation Discussion and Analysis — Role of Compensation Consultant")
✓
Tally Sheets — we regularly review executive tally sheets to ensure a broad view of current and potential compensation (see "Compensation Discussion and Analysis — Benchmarking and Relationship of Compensation Elements — Use of Tally Sheets")
✓
Limited number of benefits and perquisites — the variety of benefit programs we offer are a part of total compensation and are designed to enable us to attract and retain employees in a competitive market (see "Compensation Discussion and Analysis — Other Components of Our Executive Compensation Program — Benefits and Perquisites")

What We Don't Do
×	No re-pricing of stock options — our long term incentive plan requires us to obtain shareholder approval before we re-price stock options
×	No cash dividends on performance shares — dividend equivalents will accrue on unvested performance shares and will be subject to the same performance goals and restrictions as the performance shares
×	No guaranteed bonuses — bonuses are tied to performance and subject to approval by our Compensation Committee
×	No change in control tax gross-ups — we do not reimburse executives for change in control excise taxes
×
No new tax reimbursements — we do not reimburse executives for income tax they pay on the value of executive perquisites; however, some reimbursements will continue to be provided to our current CEO through the end of his tenure

Risk and Reward Balance

        When reviewing the compensation program, the Compensation Committee considers the impact of the program on the Company's risk profile. The Compensation Committee believes that the compensation program has been structured with the appropriate mix and design of elements to provide strong incentives for executives to balance risk and reward, without incentivizing excessive risk taking.

        In early 2016, the Compensation Committee engaged Pay Governance, its independent compensation consultant, to conduct a comprehensive compensation risk assessment. Pay Governance reviewed the attributes and structure of our executive compensation programs for the purpose of identifying potential sources of risk within the program design. The review covered plan design and administration/governance risk, corporate governance and investor relations risk and talent risk.

        Based on a report from Pay Governance, the Compensation Committee believes that none of our compensation programs and features contain elements that create material risk to the Company. Risk mitigating factors with respect to the Company's compensation programs include a market competitive pay mix, the linking of pay to performance through annual and long-term incentive plans, caps on bonus and performance share payouts, performance measures that are both financially and operationally focused, a compensation recoupment policy, share ownership guidelines, regular review of share utilization (overhang, dilution and run rates), oversight by an independent Compensation Committee, regular review of NEO tally sheets and engagement of an independent compensation consultant.

        The pay mix, assuming target performance, of our CEO and NEOs is generally aligned with market practices with slightly more emphasis on annual incentives and slightly less on long-term incentives than our peer group. Variable pay is linked to Company performance and/or stock performance.

        Pay Governance concluded and confirmed that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse impact on the Company. The Compensation Committee discussed and accepted Pay Governance's report.

Role of Shareholder Say-on-Pay Vote

        At the Company's annual meeting of shareholders held in May 2015, the advisory vote on our executive compensation program was approved by shareholders by a vote of approximately 70% in favor. We believe this result was influenced by ISS's recommendation against our say on pay proposal in 2015, while Glass Lewis recommended a vote in favor.

        In response to this vote result, we continued with our increased shareholder outreach efforts during 2016. We contacted our top twenty-five institutional shareholders, representing about 60% of our outstanding shares. We were able to engage in conversations with about 44% of those contacted, representing about 7% of our outstanding shares and were able to speak with governance representatives on our calls. We directly discussed the issues raised by the proxy advisory service providers last year as well as other compensation and governance topics where our shareholders sought clarification or wanted to share their perspectives. Through our shareholder outreach program, we received valuable investor feedback on our compensation program. We used these outreach sessions to begin or continue a dialogue with our shareholders on our compensation practices and our corporate governance practices. More specifically, we discussed topics of interest to our shareholders, solicited investor viewpoints, conveyed our views on these topics, and gained a better understanding of areas of mutual agreement. This feedback included, among other things:

  •
  Positive comments regarding our implementation of performance share awards (which now represent 50% of the executive team's target long-term incentive award opportunity);

  •
  Positive response to the new methodology established in 2016 for benchmarking pay; and

  •
  The desire to continue proactive shareholder outreach around our compensation and corporate governance practices.

        We believe that the institutional shareholders with whom we talked left our discussions with a better understanding about our pay program and how our unique business model, as an independent transmission-only company, has influenced our approach to assessing the competitive market for talent and related pay levels. They also expressed appreciation for our reaching out to them and for the steps we have taken to respond to their concerns.

        Over the past three years, we have taken the following steps with respect to our executive compensation program consistent with our "continuous improvement" approach and to respond to the results of our shareholder outreach program which indicated shareholders' desire for us to establish best practices and ensure strong alignment of executive compensation with shareholder interests:

  •
  Redesigned our Long-Term Equity Incentives.  2015 long-term equity incentives were granted as 20% time-based restricted stock (to encourage retention), 30% stock options and 50% performance shares to drive company performance. The performance shares vesting is contingent on achieving two independent financial metrics: a three-year TSR goal and a three-year Diluted EPS Growth goal. Stock options only provide realizable value if share price increases after the grant date.

  •
  Expanded disclosure of annual bonus plan goals and results.  We have provided additional disclosure and transparency with respect to the operational and financial targets and results associated with the metrics in our annual bonus plan.

  •
  Re-examined the use of market data.  As the only stand-alone electricity transmission provider, our business model is unique to the industry and it has been a challenge through the years to identify an appropriate peer group for benchmarking compensation. We do not incur or pass-through fuel related expenses or revenues; therefore, our revenues appear artificially lower when making market comparisons. As a result of a comprehensive analysis, in January 2016 we established a new methodology for benchmarking pay. Working with Pay Governance we conducted an analysis to size-adjust our revenue to reflect the competitive incremental revenue that is typically embedded in rates/revenues. For 2016 benchmarking, instead of attempting to identify a peer group, we will utilize two distinct published surveys to develop competitive market compensation rates. This includes a set of about 60 investor-owned, publicly traded utilities participating in the Towers Watson Energy Services Database and about 465 companies across a broad range of industries participating in the Towers Watson General Industry Compensation Database. The market data will be size-adjusted using regression analyses to correspond to our size-adjusted revenue scope. We believe this approach will provide more relevant market data and appropriate context for compensation decisions.

  •
  Refined our Market Compensation Definition.  In 2016, we changed our "market compensation" definition. Going forward, though we will continue to target the 50th to 75th percentile of market, we will utilize a broader market context and judgment regarding individual roles and contributions.

  •
  Eliminated most tax gross-ups.  Consistent with market trends in executive compensation, we eliminated the reimbursement (tax gross-up) for income taxes related to the inclusion of the value of the perquisites by the Company, effective January 1, 2014, except for the CEO. Our CEO and co-founder, Mr. Welch, retains this benefit; however, the benefit will not continue for the CEO beyond Mr. Welch's tenure with the Company. Although there was no contractual obligation to maintain this benefit for Mr. Welch, the Compensation Committee determined that this benefit was negotiated with Mr. Welch as part of his initial employment with the Company. As a result, it would be unfair to him to eliminate the benefit at this time and that the impact of maintaining the benefit for a limited time until his retirement would not be material to the Company. Our employment agreements also provide for limited tax gross-ups following termination in some circumstances.

  •
  Added double-trigger change in control provision.  In 2014, we modified our equity grant agreements for future grants so that the change in control vesting provision has a "double-trigger;" that is, accelerated vesting requires both a change in control and a qualified termination.

  •
  Project-based bonuses.  In 2007, the Compensation Committee approved a methodology through which certain cash awards were funded and paid upon the Company achieving established key milestones related to specific long-term development projects. The last of those payments was made in February 2016 and there are no current plans to continue this type of project-related bonus.

  •
  Increased the CEO's minimum stock ownership guideline.  In 2015, the Compensation Committee increased the CEO's stock ownership guideline to 6x salary, up from 5x salary.

  •
  Adopted a compensation recoupment policy.  In 2014, we adopted a formal compensation recoupment or "clawback" policy, which gives the Compensation Committee authority to recover or reduce excess cash or other incentive-based or equity-based compensation based on certain financial results that are subsequently restated.

  •
  Revised annual bonus plan.  In 2014, the annual bonus plan for executives was restructured to place added emphasis on the Company's financial performance; however the maximum potential bonus opportunity for participating executives remained unchanged as a percent of base salary. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation."

        The Compensation Committee continues to review and evaluate with its consultant executive compensation trends and practices, and may further modify the program or philosophy from time to time as it deems necessary or appropriate and in the best interests of the Company. In addition, the Company found its shareholder outreach meetings to be helpful and plans to hold more meetings of this nature in the future to provide shareholders with the opportunity to provide feedback around compensation and governance-related matters.

        The Company provides shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote after the 2016 annual meeting will occur at the 2017 annual meeting of shareholders.

Role of Compensation Consultant

        From August 2010 through September 2015, the Compensation Committee used Mercer (US), Inc., or Mercer, as its advisor on executive and compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for all executive officers, including the NEOs. The Compensation Committee engaged Mercer to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. The Compensation Committee also engaged Mercer to review the competitiveness of the current compensation levels of our Directors. Mercer was engaged by and reported to the Compensation Committee and, at the Compensation Committee's discretion, participated in its meetings and executive sessions.

        All services provided by Mercer were approved by the Compensation Committee. Total fees paid to Mercer relating to executive and director compensation were $157,612 for 2015. The Company also purchased Mercer's annual salary and benefits surveys in 2015 for a total cost of $8,300. These surveys are used for benchmarking pay below the executive level.

        In June 2015, the Compensation Committee conducted a comprehensive request for proposal process and, in September 2015, with the recommendation of management, engaged Pay Governance, LLC, as its new advisor on executive compensation issues. The Compensation Committee engaged Pay Governance to provide market research and counsel regarding executive and non-employee director pay practices. This included assessing our pay peer group, benchmarking executive and director pay levels, conducting a pay program risk assessment, and researching incentive plan design and other pay practices. At the Compensation Committee's discretion, Pay Governance participated in its meetings and executive sessions. Total fees paid to Pay Governance for consulting services related to executive compensation, as well as the transition, were $120,151 for 2015. All services provided by Pay Governance were approved by the Compensation Committee.

        Annually, the Compensation Committee assesses the independence of its advisor, taking into consideration all factors relevant to independence, including the factors specified in the NYSE listing standards. Its advisor provides the Compensation Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Compensation Committee also obtains an understanding of the policies and procedures its advisor has in place to prevent conflicts of interest, confirms that there are no personal or business relationships between its advisory and members of the Board and our executive officers and validates that employees of its advisor who perform consulting services do not own any of our common stock. After considering these factors, the scope of services provided by its advisor, and the amount of fees paid for executive compensation consulting and other valuation services, pursuant to SEC and NYSE rules, the Compensation Committee has concluded that no conflict of interest exists that would prevent Pay Governance or Mercer from serving the Compensation Committee as its independent consultant.

Benchmarking and Relationship of Compensation Elements

        Benchmarking.    As previously discussed, effective for 2016 we changed our market definition for pay benchmarking. Instead of attempting to identify a peer group, we will utilize two distinct published surveys to develop competitive market rates. The remainder of this section summarizes the pay benchmarking approach that was applied in 2015.

        In 2015, the Compensation Committee benchmarked total compensation paid to our NEOs as well as the base salary, annual cash bonus opportunity and long-term equity components to compensation paid to comparable executives by a peer group of companies approved by the Compensation Committee. In February 2015, the Compensation Committee, through Mercer, updated its 2014 benchmarking study that compared NEO total compensation, including base salary, annual bonus awards and long-term incentives to the 50th and 75th percentiles of market compensation among selected peer companies listed below. The updated study indicated that total direct compensation paid to our NEOs approximates the 75th percentile of our peer companies.

        The Compensation Committee selected a peer group comprised of regulated utility companies that are geographically diverse. This approach was used given that we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies. Specific peers were selected from among regulated utilities, considering market capitalization and level of net income rather than revenue or assets given our unique business model. This peer group also accounts for the complexity in our business relative to other publicly-traded utility companies, the scope of our investments, our growth and diversification plans, and our projected future size. The methodology used by the Compensation Committee to determine the composition of the peer group was confirmed by advice from Mercer as to its reasonableness. Periodically, the composition of the peer group is reviewed and updated for consistency with the profile of the Company. The peer group used in 2015 consisted of the following entities:

AGL Resources Inc.	Alliant Energy Corporation
Atmos Energy Corporation	CMS Energy Corporation
Great Plains Energy Incorporated	MDU Resources Group, Inc.
National Fuel Gas Company	OGE Energy Corp.
Pepco Holdings, Inc.	Questar Corporation
SCANA Corp.	UGI Corporation
Wisconsin Energy Corporation

        NV Energy was acquired and therefore removed from the peer group for 2015.

        Use of Tally Sheets.    The Compensation Committee, with the assistance of management and its advisor, creates tally sheets to facilitate their review of the total annual compensation of our NEOs. The tally sheets contain annual cash compensation (salary and bonuses), long-term equity incentives, benefit contributions and perquisites. In addition, the tally sheets include retirement program balances, outstanding vested and unvested equity values and potential severance and termination scenario values.

        Pay Review Process.    In addition to the Compensation Committee's benchmarking analysis and review of tally sheets, our chief executive officer reviews and examines market survey compensation levels and practices, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making and confers with its compensation consultant to understand the impact and result of any such recommendations. The Compensation Committee uses market data and recommendations from the Committee's consultant and makes recommendations on Mr. Welch's salary, bonus targets and long-term incentive awards to the Board of Directors. The Board of Directors (other than Mr. Welch) evaluates Mr. Welch's performance and considers the Compensation Committee's recommendations in its decision making.

        The Compensation Committee reviews and considers each element of compensation and all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program. The Compensation Committee does not determine the mix of compensation elements using a pre-set formula. In setting executive compensation levels, the Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies. Compensation decisions are also considered in the context of individual and Company performance, retention concerns, the importance of the position, internal equity and other factors.

Key Components of Our NEO Compensation Program

        The key components of our executive compensation program are discussed below. The elements in the table immediately below include the principal components of our program. The other elements of our executive compensation program are discussed below under the heading Other Components of Our Executive Compensation Program which summarize the benefit programs that are available to our NEOs.

Principal Components of our Compensation Program for 2015

Component	Purpose	Form	Pay-for-Performance	Comment
Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance and contributions to the business with reference to base salary levels of executives with comparable responsibilities at peer companies.	Annual fixed cash compensation. Reflects employee's level of responsibility, expertise, and individual performance.
Bonus Compensation	Encourage and reward contributions to our corporate performance goals.	Cash	The potential award amount varies with the degree to which we achieve our annual corporate performance goals.	Annual variable cash compensation. The Compensation Committee determines the goals and amounts of the annual bonus each year.

Component	Purpose	Form	Pay-for-Performance	Comment
Long-term Incentives	Encourage equity ownership, reward building long-term shareholder value and retain NEOs. We provide a mix of equity award types to balance these objectives.
Stock Options:
Reward stock price appreciation.
Restricted Stock:
Facilitate longer-term retention.
Value increases or decreases with stock price, aligning the interests of the recipient with shareholders' interests.
Performance Shares:
	Drive company performance with focus on specific multi-year TSR and financial metrics.	Stock Options, Restricted Stock Awards and Performance Shares	The potential value created by appreciation in our stock price motivates our NEOs' individual performance, which encourages them to achieve strong company performance and, in turn, results in increased shareholder value. For performance shares, the potential award amount varies with the degree to which we achieve our 3-year performance goals.	Long-term variable stock-based compensation. The Compensation Committee determines the amounts and value of these awards each year. We encourage stock ownership through guidelines applicable to all of our NEOs.

  Base Salary

        The Compensation Committee annually reviews and approves the base salaries, and any adjustments thereto, of the NEOs. In making these determinations, the Compensation Committee considers the executive's job responsibilities, individual performance, leadership and years of experience, the performance of the Company, the recommendation of the chief executive officer and the total direct compensation package as well as the benchmarking analysis conducted by its advisor.

        The 2015 base salaries for the named executive officers, including any year-over-year change, were:

NEO	2014 Base Salary	2015 Base Salary	Percent Increase
Joseph L. Welch	$1,023,400	$1,023,400	—
Rejji P. Hayes	$325,000	$400,000	23.1%
Linda H. Blair	$614,000	$614,000	—
Jon E. Jipping	$502,000	$502,000	—
Daniel J. Oginsky	$423,000	$423,000	—

        In February 2015, the Compensation Committee approved an immediate increase to Mr. Hayes' base salary from $325,000 to $400,000. In approving the increase, the Compensation Committee considered both the benchmarking data it had obtained in early 2015 and the importance of his position relative to other NEOs. Mr. Hayes' base salary remains considerably below our peer group median.

        In May 2015, based on the benchmarking data provided by Mercer, the Compensation Committee decided to hold the base salaries of Ms. Blair and Messrs. Hayes, Jipping and Oginsky constant and the Board of Directors, based on the recommendation of the Compensation Committee, decided to do the same for Mr. Welch.

  Bonus Compensation

        Annual bonus awards based on corporate performance goals, as well as occasional cash bonuses made on a discretionary basis upon completion of significant projects or milestones, are used to provide incentives for and to reward contributions to our growth and success. Annual corporate performance bonuses for 2015 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement. Project-related bonuses for 2015 are listed in the Bonus column of the Summary Compensation Table. Some of the NEOs also participated in the Executive Group Special Bonus Plan, described below. Amounts paid under this plan are reflected in the Bonus column of the Summary Compensation Table.

        Annual Corporate Performance Bonus.    Early each year, the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives relating to operational excellence and superior financial performance. With the exception of the TSR goal, the same corporate performance goals and targets are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target levels for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time.

        The annual bonus plan performance goals are individually weighted. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target performance. Weights are also assigned so that there is a balance between operational and financial goals. Each goal operates independently, and, for most goals, there is not a range of acceptable performance; if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved even though other goals may not be achieved. Where performance goals are stated in a range, the threshold goals are generally expected to be achieved while the maximum goals are considered "stretch" goals with lower expectation of achievement. The bonus goal targets are established to motivate employees toward operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable.

        Financial measures drive 60% of the target bonus opportunity, while operational performance measures drive the remaining 40% of the target bonus opportunity. This reflects the inherent importance of driving operational performance, reliability and needed investment in our transmission system for the benefit of our customers.

        The annual corporate performance bonus plan consists of three primary measurement categories: Financial, Safety & Compliance, and System Performance. Our safety, operations and security goals are established to deliver high performance in core company operations. Benchmarks and metrics that are used in connection with these goals establish a level of performance in the top decile or quartile within our industry. Likewise, our security initiative goals lead to the deployment of industry leading practices resulting in a generally enhanced security posture.

2015 Annual Bonus

Measurement Categories and Mix

        Corporate performance goal criteria approved by the Compensation Committee for 2015, the rationale for the target goal (in some cases in relation to the prior year target) and actual bonus results, were as set forth below.

        Financial goals represent 60% of the total annual bonus target and include specific measures for Non-Field Operation and Maintenance Expense, Net Income and TSR, with a maximum potential payout opportunity of 120% of the target bonus amount.

Category	Goal	Rationale for Goal	Rationale for Target Goal	Potential Payout	2015 Results	Actual Payout
Financial 60% Weight / 120% Maximum Potential Payout	Non-field Operation and Maintenance Expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	Target is consistent with the approach used in 2014 and reflects the 2015 Board-approved budget. Non-Field O&M and G&A expense at or under budget of $160 million.	10%	$153 million	10%
	Net Income(1)	Represents the Company's financial performance as it reflects a true measure of earnings contributions from the operating companies.	Target reflects the 2015 Board-approved budget. Net Income at or above $398 million to achieve 10%; Net Income at or above $378 million to achieve 5%.	5%-10%	$401 million	10%
	Total Shareholder Return (TSR)(2)	Represents the Company's TSR relative to the TSR of each of the companies that comprise the Dow Jones Utilities (DJU) Average Index.	Target is based on percentile rank relative to companies in the DJU Average Index and must be positive. See chart below.	20%-100%	68th percentile, but negative	0%
Total				120%		20%

        Safety & Compliance goals represent 10% of the total annual bonus target and include specific measures for Lost Time, Recordable Incidents and Infrastructure Protection, with a maximum potential payout opportunity of 20% of the target bonus amount:

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2015 Results	Actual Payout
Safety & Compliance 10% Weight / 20% Maximum Potential Payout	Safety as measured by lost time	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents remained the same as prior years and is based on industry top decile performance, which reflects an aggressive view and philosophy on the importance of safety. 1 or fewer lost work day cases to achieve 5% 2 or fewer lost work day cases to achieve 2.5%	2.5%-5%	2	2.5%
	Safety as measured by recordable incidents	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents remained the same as prior year and is based on industry top decile performance, which reflects an aggressive view and philosophy on the importance of safety. 7 or fewer recordable incidents	5%	7	5%
	Infrastructure Protection	Maintaining cyber and physical security is critical to ensuring system reliability and ongoing operations.	Goal focuses on implementing updated cyber-security and physical security plans. Emphasizes securing our information systems and our most important assets. Implementation of the 2015 portion of the Cyber Security and CIP (critical infrastructure protection) Plan and the Physical Security Plan, as presented to and approved by the Board of Directors, each plan worth 5%.	10%	Completed	10%
Total				20%		17.5%

        System Performance goals represent 30% of the total annual bonus target and include specific measures for System Outages, Maintenance Plans and System Development, with a maximum potential payout opportunity of 60% of the target bonus amount:

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2015 Results	Actual Payout
System Performance 30% Weight / 60% Maximum Potential Payout	Outage frequency	Reducing and limiting system outages are critical to ensuring system reliability.	Target unchanged from prior year. Number of Forced, Sustained Line Outages, excluding the "External" cause classification, for: ITCTransmission (18 or fewer, representing top decile performance); METC (33 or fewer, representing top decile performance); ITC Midwest (73 or fewer, representing second quartile performance, no more than 37 of which can cause end-use customer sustained outages); and ITC Midwest — at least 63% of caused, unplanned, sustained outages, 34.5 kV and above, that impact end-use customers are restored at point of interconnection within 90 minutes). Each target worth 5%.	20%	ITCTransmission — 10 METC — 7 ITC Midwest — 61 / 24 ITC Midwest — 72.1%	20%
	Field Operation and Maintenance Plan	Performing necessary preventive maintenance is critical to ensuring system reliability.	Target is reflective of goal to complete the normal maintenance schedule of high priority maintenance activities. Complete high priority 2015 Field O&M Initiatives for: ITCTransmission (15) METC (13) ITC Midwest (10) Each subsidiary target worth 5%.	15%	All high priority initiatives completed	15%

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2015 Results	Actual Payout
System Performance	Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	Target continues to tie to external guidance on the current year capital project plan. The maximum payout represents the midpoint of our 2015 capital investment guidance range, with a threshold level also established.	15-25%	Midpoint of guidance achieved	25%
				60%		60%
Total Bonus (as a percent of target)				200%		97.5%

(1)
Net Income is risk-adjusted. Targets are to be adjusted for any potential impacts associated with changes to the MISO ROE refund estimate (and associated interest expense) assumed in the budget, amounts recognized for actual or probable rate refunds (including interest expense) as a result of Section 205 or 206 proceedings at FERC (including the retroactive and prospective effects of any items requiring refunds when not included in establishing the targets), the impact associated with asset impairments and gain/losses associated with debt extinguishment. The targets also assume that bonus depreciation is not used by the Company. Should the Company elect or be directed to elect bonus depreciation, actual amounts will be calculated as if bonus depreciation was not elected for current year or prior periods for purposes of measuring achievement of the goal.

(2)
Total Shareholder Return will be compared to the Dow Jones Utility Average Index companies. Total Shareholder Return must be positive for the year and must exceed the 50th percentile of the Dow Jones Utility Average Companies before there will be any payout for meeting this goal, as illustrated below:

Total Shareholder Return relative to each of the Dow Jones Utility Average Companies	Payout % of Salary
1st to 50th percentile	0%
51st to 60th percentile	20%
61st to 70th percentile	40%
71st to 80th percentile	60%
81st to 90th percentile	80%
91st to 100th percentile	100%

          We compute Total Shareholder Return as follows:

          A:    Calculated the average of the closing prices from December 2, 2014 to December 31, 2014

          B:    Calculated the average of the closing prices from December 2, 2015 to December 31, 2015

          C:    Calculated total dividend paid per share in 2015

          Total Return to Shareholders: (B–A+C)/A

        Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual's job responsibilities and the results of its benchmarking analysis when determining target bonus levels for executive officers, including the NEOs. For 2015, target bonus levels are unchanged from the prior year. Target bonus amounts for 2015 were as follows:

NEO	% of Base Salary
Joseph L. Welch	125%
Linda H. Blair	100%
Rejji P. Hayes	100%
Jon E. Jipping	100%
Daniel J. Oginsky	100%

        The benchmarking study showed the target bonus opportunity for the NEOs, other than Mr. Welch, is above the median and more closely aligned with the 75th percentile of the peer group, with total cash compensation purposely more weighted towards performance-based compensation than that of our peer group, consistent with our compensation philosophy. Mr. Welch's target bonus opportunity is above the 75th percentile compared to CEOs in our peer group. In establishing his annual bonus target at 125% of salary and determining that varying from its median target was appropriate, the Compensation Committee considered this information along with the performance-based nature of this pay component, Mr. Welch's significant experience as the Company's founder, Chairman and CEO, his leading role in the industry and his pivotal role in the growth of the Company.

        Company performance on the incentive plan goals resulted in a bonus calculation for 2015 for executives, including NEOs, according to the following formula:

        Base Salary × Target Bonus (% of base salary) × Achievement of Corporate Goals (97.5%) = Annual Bonus Amount

        For 2016, the Compensation Committee approved corporate performance goals for the annual bonus award similar to the 2015 criteria. However, to moderate the impact of significant price fluctuations, the year-end prices will be calculated based on the average prices during the 90 calendar days through the year-end date rather than 30 calendar days.

        Project Bonuses.    In January 2015, the Compensation Committee approved cash bonuses for all employees hired prior to December 13, 2011 in conjunction with the successful completion of the KETA Phase II transmission project and the Kansas V-Plan project. The Compensation Committee approved the total bonus amounts recommended by management, noting that these totals, in each case, represented a small fraction of the addition to rate base that resulted from completion of the associated project, and that increasing our rate base is critical to our revenue growth and improving results of operations. The total bonus award amount to be paid to employees was divided among eligible employees on a pro rata basis equal to the percentage of the total annual incentive award payout that would be received by each employee in connection with the 2015 annual corporate performance bonus awards. The KETA Phase II transmission and Kansas V-Plan project bonuses were paid in February 2015. In January 2016, the Compensation Committee approved the final payment of cash bonuses in connection with the Kansas V-Plan project being placed into service. The final Kansas V-Plan project bonus was paid in February 2016. The Compensation Committee has no current plans for additional project-related cash bonuses.

        Special Bonus Plan.    Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee was authorized to approve the crediting of special bonus amounts to plan participants and generally gave consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the Company's initial public offering, or IPO, in July 2005. Since inception, bonuses under the Special Bonus Plan have been credited to plan participants once each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the participant granted prior to the IPO and were immediately vested and paid. These options and the associated Special Bonus Plan expired on July 25, 2015. The amounts paid under the Special Bonus Plan in 2015 are set forth in the "Bonus" column of the Summary Compensation Table. The only participants in this plan were executives who were granted options during the period prior to the IPO and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee considered these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO.

        Retention Compensation Agreement.    Pursuant to a retention compensation arrangement for Mr. Welch entered into in 2012, he is entitled to be paid cash payments of $1,500,000 on each of June 30, 2014 and June 30, 2016, if he satisfies continued employment and satisfactory performance conditions as the Company's Chief Executive Officer as of such dates. The payments under the agreement will not be included in the calculation of benefits payable to Mr. Welch pursuant to the MSBP. On May 20, 2014, the Compensation Committee determined that Mr. Welch met the "satisfactory performance" standard for purposes of the June 30, 2014 payment.

  Long-Term Equity Incentives

        The Compensation Committee believes that the purpose of the long-term equity incentive component of compensation is to encourage ownership among our employees and non-employee directors to align their interests with the interests of our shareholders and create shareholder value. To that end, the Compensation Committee provides and maintains a long-term incentive program under the Second Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or 2006 LTIP, and the ITC Holdings Corp. 2015 Long Term Incentive Plan, or 2015 LTIP. The 2006 LTIP and 2015 LTIP are designed to enhance our ability to attract, motivate and retain qualified leaders and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the 2006 LTIP and 2015 LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement. Awards to the Chief Executive Officer are also presented to the Board of Directors by the Compensation Committee and are ratified by the Board of Directors. With the implementation of the 2015 LTIP, the 2006 LTIP has been terminated as to future grants.

        In November 2013, the Compensation Committee amended our form of equity award agreements to adopt a double trigger standard for vesting of equity awards upon a change in control, effective for grants made starting in 2014. These revised agreements include a change in control provision so that accelerated vesting requires both a change in control and qualified termination of employment and apply to all equity awards issued to our NEOs since 2014.

        In November 2014, the Compensation Committee approved a redesign of our long term incentive program, which included the introduction of performance shares. In February 2015, the Compensation Committee approved the long term incentive plan design and metrics for the performance shares. In May 2015, The Compensation Committee approved grants of performance shares, restricted stock and stock options to employees, including the NEOs, under the 2006 LTIP based on our CEO's recommendation, and also on the performance of the Company and the executive. The awards are designed to reward, motivate and encourage performance, act as a retention mechanism, and further align the interests of the

NEOs with the interests of shareholders. As in past years, total value for the award for each grantee was determined based on a percentage of salary. For the NEOs, as of May 2015 when 2015 awards were made, the awards were targeted to be:

NEO	Grant Value Percent of Salary	Percent of Award in Performance Shares	Percent of Award in Options	Percent of Award in Restricted Stock
Mr. Welch	260%	50%	30%	20%
Mr. Hayes	175%	50%	30%	20%
Ms. Blair	175%	50%	30%	20%
Mr. Jipping	175%	50%	30%	20%
Mr. Oginsky	175%	50%	30%	20%

        Total award values were determined as a percentage of their base salary and weighted between grants of performance shares, restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders. In February 2015, the Committee increased Mr. Hayes' targeted equity award from 150% to 175% of annual salary to align Mr. Hayes' target with that of the other NEOs. The long term incentive percentages for Ms. Blair and Messrs. Jipping, Oginsky and Welch in 2015 were the same as in 2014. The target long-term incentive award opportunity for Mr. Welch is slightly below the 50th percentile of our peer group, while the target opportunity for our other NEOs is at or slightly above the 50th percentile compared to our peer group. However, this element of target compensation is very volatile and can produce significant variances in year-over-year levels, as well as in the actual value realized, if any, upon completion of the multi-year performance/vesting periods. In determining the size of grants under the long term incentive program and the award mix, the Compensation Committee considered the recommendation of the CEO in light of comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in shareholder value.

        The 2015 performance share grants are full value awards of ITC Holdings Corp. common stock that require both the achievement of specific performance goals and continued employment over a three year period. The performance metrics are a three-year relative TSR goal (50%) and a three-year Diluted EPS Growth goal (50%). These metrics were chosen based on a detailed review of the metrics commonly used in peer company long-term incentive plans and also typical in the broader market, as well as our view of relevant measures for the Company to drive and reward shareholder value creation. Relative TSR is an external measure that calculates the relative market return, including dividend yield, compared to the Dow Jones Utilities Index. The Diluted EPS Growth goal is an internal profitability growth measure that will calculate diluted earnings per share growth. Each goal is measured over a three year period starting in 2015 and ending in 2017, with no intermediate goals. We believe these metrics enhance management-shareholder alignment and strengthens our pay-for-performance philosophy by providing direct focus on key financial and TSR metrics and establishing a balance between external and internal performance drivers. Payout related to the performance-based portion of the grant may range from 0% to 200% of target according to the following scales:

Performance Shares

Total Shareholder Return (TSR)		Diluted EPS Growth
Achieve 30th %ile	Pays 50% of target	Achieve 10.0%	Pays 50% of target
Achieve 50th %ile	Pays 100%	Achieve 11.0%	Pays 100%
Achieve 70th %ile	Pays 150%	Achieve 12.0%	Pays 150%
Achieve 90th %ile	Pays 200%	Achieve 13.0%	Pays 200%
Both scale prorated between levels based on performance TSR must be positive to earn greater than 100%		Based on the five-year plan released April 2014 Reflects compound annual growth

Diluted EPS Growth goal is consistent with our five-year plan released on April 15, 2014, which is publicly available on our investor webpage. This five-year plan assumes approximately $4.5 billion of capital investments and 11% to 13% operating EPS growth, on a compound annual basis, for the period from 2014 through 2018. In addition, the plan assumes that approximately $3.4 billion of the total capital investments over the plan period is associated with our base operating companies and regional infrastructure, resulting in approximately 10% operating EPS growth on a compound annual growth basis. Diluted EPS will be derived from our reported diluted earnings per share, adjusted for certain items, and is expected to be comparable to Operating Diluted Earnings Per Share as disclosed in our earnings releases. Outstanding unvested performance shares will be eligible to receive dividend equivalents. Dividend equivalents will accrue on such unvested performance shares and will be subject to the same performance goals and restrictions as the performance shares.

        In aggregate, the target total direct compensation value (salary, annual target bonus and long-term incentive opportunities) of each of our NEOs is between the 50th and the 75th percentile of the peer group. The Compensation Committee continues to monitor and balance competitive practice, alignment with shareholders' interests, talent needs and cost considerations when making long-term incentive awards. Our NEOs' target total direct compensation is more heavily weighted towards at-risk incentive compensation than others in our peer group.

Other Components of Our Executive Compensation Program

        Pension Benefits.    As is common in our industry and as established pursuant to our initial formation requirements included in the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the Management Supplemental Benefit Plan, or MSBP, in which only Mr. Welch participates and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO's earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. Mr. Welch's assumed retirement age is 68. See "Pension Benefits" in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

        For Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the MSBP. Mr. Welch retired under DTE Energy's Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the "Pension Benefits — Management Supplemental Benefit Plan" section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch's benefit under the MSBP is affected by including awards to him under the Special Bonus Plan prior to May 17, 2006. Special Bonus Plan amounts paid after May 17, 2006 and amounts paid under Mr. Welch's retention compensation agreement are excluded. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan's termination.

        Benefits and Perquisites.    The NEOs participate in a variety of benefit programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of an employee deferral contribution component and an employer safe-harbor matching contribution component.

        Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs' attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, and personal liability insurance. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual maximum of 125 flight hours for such personal travel.

        In 2013, in view of market trends in executive compensation, the Compensation Committee eliminated the reimbursement (tax gross-up) for income taxes related to the value of the perquisites, effective January 1, 2014, for all executives except for the CEO. Although Mr. Welch retains this benefit, it will not continue for the CEO position beyond Mr. Welch's tenure with the Company. Our employment agreements also provide for limited tax gross-ups following termination in some circumstances. In November 2014, the Compensation Committee approved a home security maintenance perquisite for the CEO. This provides for the maintenance, replacement and monitoring on certain equipment at the CEO's residence with an annual limit of $20,000 (no tax gross-up). The Committee continues to monitor and review the Company's perquisite program. These perquisites are further discussed in footnote 6 to the Summary Compensation Table in this proxy statement.

        Potential Severance Compensation.    Pursuant to their employment agreements, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. Except for Mr. Hayes' agreement, these agreements were last amended and restated in late 2012 and early 2013 to provide additional benefits to the NEOs in the event of a termination in connection with a change in control. The agreements were also modified to conform to the requirements of Section 409A of the Internal Revenue Code and to update certain provisions to better conform to current practices, based on the advice of the Compensation Committee's advisors. Mr. Hayes entered into an executive level employment agreement in October 2014 following his appointment as our chief financial officer. We believe it is important to provide these protections in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See "Employment Agreements and Potential Payments Upon Termination or Change in Control" in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control and the changes made to the prior agreements.

        In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2006 LTIP, the 2015 LTIP, or our benefits plans. The NEOs' eligibility for such payments or benefits is identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, restricts the deductibility of executive compensation paid to a company's chief executive officer and certain other most highly compensated executive officers to not more than $1,000,000 in annual compensation (including the value of restricted stock as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options, performance shares and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

        Other components of our compensation program result in payments that are subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. We believe it is appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

        In furtherance of our objective to align the interests of management with shareholders, the Compensation Committee has adopted stock ownership guidelines applicable to officers. Under these guidelines, officers, including NEOs, must achieve and maintain the applicable level of stock ownership of the Company by the fifth anniversary of when the guidelines first become applicable to the individual. The current levels, which includes the CEO's new ownership guideline of 6x salary (increased in 2015 from 5x salary), are as follows:

Position	Ownership Level
Chief Executive Officer	6x Annual Salary
Executive and Senior Vice Presidents	3x Annual Salary
Vice Presidents	2x Annual Salary

The Compensation Committee determined the ownership levels relying on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including performance shares and shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Failure to maintain minimum stock ownership under these guidelines, at the discretion of the Compensation Committee, may result in: (1) payment of annual bonus in Company stock, with a mandatory holding period for such stock; and/or (2) reduction in or exclusion from future awards under the Company's bonus plans. If an officer is below their ownership level and not making active progress toward the ownership level, 50% of any bonus payment awarded to the officer will be paid in the form of Company stock until the officer's stock ownership level is achieved. The Compensation Committee and management of the Company will consider stock ownership when considering persons for promotion to any executive position or in connection with other succession decisions. Executives are not permitted to pledge shares of Company stock prior to achieving their required stock ownership value and if an executive wishes to pledge Company stock, the executive may only pledge the number of shares they hold that exceeds their required stock ownership value. The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance with the policy.

Recoupment Policy

        In November 2013, the Board of Directors adopted a Recoupment Policy, effective January 1, 2014, that applies to the Company's executive officers. The Recoupment Policy provides that in the event of any restatement of financial results, the officer will be required to reimburse the Company for an amount equal to the sum of:

  •
  Any bonus or other incentive-based or equity-based compensation received, earned or recognized by the officer from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement in excess of the amount that would have been received, earned or recognized if the restated financial results had been released instead; and

  •
  Any profits realized by the officer from the sale of securities of the Company during that 12-month period.

        The Board of Directors or the Compensation Committee will determine, in its reasonable discretion, based on the circumstances, the amount, form and timing of recovery. The Recoupment Policy applies to the equity based grants made after the effective date of the policy and to incentive cash compensation awards made for fiscal years beginning with 2014.

Merger Agreement

        On February 9, 2016, we entered into a merger agreement with Fortis Inc. and certain of its subsidiaries under which ITC Holdings will become a subsidiary of Fortis. The merger agreement provides that immediately prior to the effective time of the merger, subject to the terms and conditions of the merger agreement, each of our outstanding stock options will become immediately vested and be cancelled and converted into a right to receive an amount in cash equal to the product of (x) the total number of shares of our common stock subject to such the stock option multiplied by (y) the excess, if any, of the equity award consideration over the per share exercise price under such stock option. The "equity award consideration" means the sum of (1) $22.57 and (2) the product of (a) 0.7520 shares of Fortis common stock, multiplied by (b) the average of the volume weighted average price per share of Fortis common stock on each of the five consecutive trading days ending with the second complete trading day immediately prior to the effective time (with each such trading day's applicable price converted into U.S. dollars using the spot exchange rate). Similarly, each outstanding award of our restricted stock will become vested immediately prior to the effective time and will be cancelled and converted into a right to receive an amount in cash equal to the product of (x) the total number of shares subject to such restricted stock award multiplied by (y) the equity award consideration. Each outstanding award of our performance shares will become vested immediately prior to the effective time at the higher of the target level of performance and the actual level of performance through the effective time, and be cancelled and converted into a right to receive an amount in cash equal to the product of (x) the number of shares of our common stock subject to such performance share award and (y) the equity award consideration. Equivalent performance shares (i.e., performance shares credited to a notional account that reflect the value of dividends and other distributions paid prior to the applicable performance share vesting date on the number of performance shares that become vested) will vest and be cashed out on the same basis as the underlying performance shares.

        The merger agreement limits, but does not prohibit, future equity awards and modification of our cash compensation program while the merger is pending.

Welch Letter Agreement

        In connection with the merger agreement, the Company entered into a letter agreement with Mr. Welch, dated February 8, 2016, that amends the terms of his employment agreement. Under the terms of the letter agreement, Mr. Welch's employment will become "at-will", effective as of December 21, 2016. Following that date, if Mr. Welch's employment is terminated for any reason, including his retirement, Mr. Welch will not be entitled to any severance payments or benefits under his employment agreement other than his accrued rights (as defined under his employment agreement), and he will no longer be subject to the post-termination covenants set forth in his employment agreement restricting competition and solicitation of our customers and employees. Additionally, after December 21, 2016, either Mr. Welch or the Company may select Mr. Welch's retirement date at any time and for any reason; provided that Mr. Welch is required to give us at least 30 days advance notice of his retirement and we are required to give Mr. Welch at least ten business days advance notice of our selection of his retirement date (unless the retirement date is selected in connection with a cause event, as defined in Mr. Welch's employment agreement, in which case the retirement will take effect immediately upon the provision of the notice.)

        Under the letter agreement, if Mr. Welch's employment is terminated after December 21, 2016, Mr. Welch's employment is terminated due to his retirement (other than due to a retirement date selected by us in connection with a cause event), death or disability, (A) all of his unvested stock options and restricted stock grants will fully vest upon termination (with stock options exercisable in accordance with the applicable award agreement) and (B) with respect to all his unvested performance shares, Mr. Welch will receive, following the vesting date under the applicable performance shares award agreement, the number of shares to which Mr. Welch would have otherwise been entitled if he had remained employed through such vesting date (together with the corresponding number of equivalent performance shares to be issued pursuant to the applicable performance share award agreement), with such shares issued following the vesting date in accordance with the applicable performance share award agreement. If Mr. Welch remains employed by us at the time cash and equity incentive awards are granted in the ordinary course, he will be entitled to receive cash and equity incentive awards that are consistent with his employment agreement and commensurate with his role as our Chief Executive Officer.

Retention Program

        We expect to adopt a retention program not to exceed $17.5 million in the aggregate in connection with the merger for the retention of key talent for the period commencing on the date of the merger agreement through the one-year anniversary of the effective time of the merger, pursuant to which our executive officers (other than Mr. Welch) may be granted the opportunity to earn a retention bonus. A portion of each retention bonus is expected to be payable at the effective time of the merger, with the remainder expected to be paid on the one year anniversary of the effective time (and payments may be accelerated upon the recipient's qualifying termination, which includes any termination for which severance would be payable). The amount of each named executive officer's potential retention bonus amount has not yet been determined.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

DAVID R. LOPEZ	HAZEL R. O'LEARY	THOMAS G. STEPHENS

Summary Compensation

        The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during each of the last three calendar years, as required by SEC rules and regulations. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in Compensation of Executive Officers and Directors.

Summary Compensation Table

Name (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)	Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value & Non- qualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	SEC Total ($) (j)	SEC Total Without Change in Pension Value ($)(7)
Joseph L. Welch,	2015	$1,027,336	$976,180	$1,843,228	$847,266	$1,247,269	$4,787,563	$377,529	$11,106,371	$6,318,808
President, CEO & Director	2014	$1,012,182	$2,314,262	$1,862,578	$775,648	$1,471,138	$8,544,075	$375,715	$16,355,598	$7,811,523
	2013	$977,686	$723,308	$1,790,870	$793,071	$1,672,800	$2,411,520	$538,739	$8,907,994	$6,496,474
Rejji P. Hayes,	2015	$395,192	—	$854,951	$222,894	$390,000	$68,429	$31,927	$1,963,393	$1,894,964
SVP, CFO & Treasurer(8)	2014	$289,092	$30,000	$50,798	$115,175	$373,750	$82,560	$34,370	$975,745	$893,185
Linda H. Blair,	2015	$616,362	$222,164	$744,344	$342,146	$598,650	$41,875	$37,990	$2,603,531	$2,561,656
EVP, and CBO	2014	$627,515	$131,234	$322,342	$730,851	$706,100	$310,407	$38,588	$2,867,037	$2,556,630
	2013	$570,808	$183,411	$310,305	$748,084	$803,760	$161,682	$57,382	$2,835,432	$2,673,750
Jon E. Jipping,	2015	$503,931	$207,775	$608,587	$279,734	$489,450	$82,651	$36,010	$2,208,138	$2,125,487
EVP & COO	2014	$516,623	$137,603	$263,358	$597,533	$577,300	$455,009	$36,279	$2,583,705	$2,128,696
	2013	$479,700	$124,294	$253,590	$611,390	$656,880	$135,032	$54,320	$2,315,206	$2,180,174
Daniel J. Oginsky,	2015	$424,627	$153,055	$512,812	$235,714	$412,425	$13,883	$26,869	$1,779,385	$1,765,502
EVP, U.S. Regulated Grid	2014	$430,012	$86,697	$222,070	$503,498	$486,450	$234,481	$25,970	$1,989,178	$1,754,697
Development	2013	$365,808	$87,268	$173,222	$417,705	$523,600	$109,353	$31,647	$1,708,603	$1,599,250

(1)
The compensation amounts reported in this column include the $20,000 lump sum cash payments made to Ms. Blair, Mr. Jipping and Mr. Oginsky in 2014.

(2)
The compensation amounts reported in this column include, among others, special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee under the Special Bonus Plan have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005. These options were exercised and the Special Bonus Plan expired in 2015. In 2014, Mr. Welch received a cash bonus paid pursuant to his Retention Compensation Agreement. In each year, the NEOs, except for Mr. Hayes, received certain cash project bonuses in recognition of the successful completion of various transmission development projects. In 2014, while Mr. Hayes served in his prior position as our Vice President Finance and Treasurer, he received a cash bonus in recognition of the integral role he played in the Company's pursuit of the transmission business of Entergy Corporation. The cash bonuses are set forth in the following table under Other Bonuses.

Name	Year	Special Bonus ($)	Retention Bonus ($)	Other Bonuses ($)	Total Bonus ($)
Joseph L. Welch	2015	$313,627	—	$662,553	$976,180
	2014	$588,654	$1,500,000	$225,608	$2,314,262
	2013	$516,279	—	$207,029	$723,308
Rejji P. Hayes	2015	—	—	—	—
	2014	—	—	$30,000	$30,000
Linda H. Blair	2015	—	—	$222,164	$222,164
	2014	$22,919	—	$108,315	$131,234
	2013	$86,047	—	$97,364	$183,411
Jon E. Jipping	2015	$26,136	—	$181,639	$207,775
	2014	$49,055	—	$88,548	$137,603
	2013	$43,024	—	$81,271	$124,295
Daniel J. Oginsky	2015	—	—	$153,055	$153,055
	2014	$13,115	—	$73,582	$86,697
	2013	$24,619	—	$62,649	$87,268
(3)
The amounts reported in these columns represent the fair value of stock option, performance share and restricted stock awards granted to the NEOs under the 2006 LTIP, excluding any forfeiture reserves recorded for these awards. Restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the share price on that date. In accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or ASC 718, the fair value of the performance share awards with the three-year relative TSR metric was determined using a Monte Carlo simulation valuation model and the fair value of the performance shares with the three-year Diluted EPS Growth metric was based on the share price on the date of grant. The grant date present value of the stock options was determined in accordance with ASC 718 using a Black-Scholes option pricing model and the following assumptions:

Year	Remaining Future Life of Option	Expected Volatility	Risk Free Interest Rate	Expected Life (Years)	Expected Dividend Yield	Share Price at Grant Date
2015	9.3	18.6%	1.81%	6	1.59%	$35.91
2014	8.3	27.2%	1.80%	6	1.55%	$36.73
2013	7.3	29.3%	1.09%	6	1.72%	$29.31
(4)
The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2015, 2014 and 2013. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For information regarding the corporate goals for 2015, see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation".

(5)
All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variations in the amounts from year to year reflect an additional year of service and pay changes used in the accrued benefit, as well as changes in assumptions on which the benefits are calculated, for which the formula has not been revised. The discount rate used for the present value of accumulated benefits was, 4.95% in 2013, 4.05% in 2014 and 4.44% in 2015 causing the amounts to fluctuate up in 2014 and then back down in 2015. In addition, the post-commencement mortality table change reflected in 2014 caused an increase in present value in comparison to 2013 and 2015. Lastly, Mr. Welch's change in pension value in 2013-2015 is largely due to the growth in his MSBP benefit, which increased due to an additional year of service and higher average final compensation along with one less year of discounting as he approaches the assumed retirement age.

(6)
All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, home security system, personal use of company aircraft and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching component of the Savings and Investment Plan, as well as any reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. The incremental cost of the personal use of the Company aircraft was determined based upon the Company's expenses incurred in connection with the actual costs of maintenance, landing, parking, crew and catering and estimated fuel costs relating to Mr. Welch's hours of use of the plane. Fuel expense was determined by calculating the average fuel cost for the month and the average amount of fuel used per hour. These benefits and perquisites for 2015, 2014 and 2013 are itemized in the table below as required by applicable SEC rules.

Name	Year	401(k) Match	Tax Reimbursements	Personal Use of Company Aircraft	Other Benefits	Total
Joseph L. Welch	2015	$15,900	$157,704	$160,025	$43,900	$377,529
	2014	$15,600	$156,386	$164,476	$39,253	$375,715
	2013	$15,300	$101,061	$393,034	$29,344	$538,739
Rejji P. Hayes	2015	$14,300	—	—	$17,627	$31,927
	2014	$13,950	—	—	$20,420	$34,370
Linda H. Blair	2015	$14,300	—	—	$23,690	$37,990
	2014	$13,950	—	—	$24,638	$38,588
	2013	$13,850	$20,327	—	$23,205	$57,382
Jon E. Jipping	2015	$14,300	—	—	$21,710	$36,010
	2014	$13,950	—	—	$22,329	$36,279
	2013	$13,850	$18,802	—	$21,668	$54,320
Daniel J. Oginsky	2015	$14,300	—	—	$12,569	$26,869
	2014	$13,950	—	—	$12,020	$25,970
	2013	$13,850	$8,082	—	$9,715	$31,647
(7)
To show how year-over-year changes in pension value and non-qualified deferred compensation impact total compensation, as determined under SEC rules, we have included this column to show total compensation without changes in pension value and non-qualified deferred compensation earnings. The amounts reported in this column are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, as described in footnote 5 to this table, from the amount reported in the SEC Total column. The amounts reported in this column differ from, and are not a substitute for, the amounts reported in the SEC Total column.

(8)
Mr. Hayes became Vice President, Treasurer and Interim Chief Financial Officer in June 2014 and Senior Vice President, Chief Financial Officer and Treasurer in August 2014. Under applicable SEC rules, we have excluded Mr. Hayes' compensation for 2013 as he was not an executive officer in that year.

Grants of Plan-Based Awards

        The following table sets forth information concerning each grant of an award made to a NEO during 2015.

Grants of Plan-Based Awards Table

									All Other Option Awards: Number of Securities Underlying Options (#) (j)
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)			Grant Date Fair Value of Stock and Option Awards ($)(3) (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Threshold (#) (f)	Target (#)(2) (g)	Maximum (#)(2) (h)
Joseph L. Welch	5/19/2015	—	—	—	—	—	—	—	140,044	$35.91	$847,266
	5/19/2015	—	—	—	—	—	—	14,819	—	—	$532,150
	5/19/2015	—	—	—	—	40,279	80,558	—	—	—	$1,311,078
		—	$1,279,250	$2,558,500	—	—	—	—	—	—	—
Rejji P. Hayes	2/2/2015	—	—	—	—	—	—	8,750	—	—	$370,038
	5/19/2015	—	—	—	—	—	—	—	36,842	$35.91	$222,894
	5/19/2015	—	—	—	—	—	—	3,899	—	—	$140,013
	5/19/2015	—	—	—	—	10,596	21,192	—	—	—	$344,900
		—	$400,000	$800,000	—	—	—	—	—	—	—
Linda H. Blair	5/19/2015	—	—	—	—	—	—	—	56,553	$35.91	$342,146
	5/19/2015	—	—	—	—	—	—	5,984	—	—	$214,885
	5/19/2015	—	—	—	—	16,266	32,532	—	—	—	$529,459
		—	$614,000	$1,228,000	—	—	—	—	—	—	—
Jon E. Jipping	5/19/2015	—	—	—	—	—	—	—	46,237	$35.91	$279,734
	5/19/2015	—	—	—	—	—	—	4,893	—	—	$175,708
	5/19/2015	—	—	—	—	13,299	26,598	—	—	—	$432,879
		—	$502,000	$1,004,000				—	—	—	—
Daniel J. Oginsky	5/19/2015	—	—	—	—	—	—	—	38,961	$35.91	$235,714
	5/19/2015	—	—	—	—	—	—	4,123	—	—	$148,057
	5/19/2015	—	—	—	—	11,206	22,412	—	—	—	$364,755
		—	$423,000	$846,000				—	—	—	—

(1)
The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2015 bonus plan. The target payout for 2015 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs. The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals, under which NEOs' annual bonus awards could be increased up to two times the target amount. The actual bonus payments earned were based on an achievement of 97.5% of bonus targets. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2015 and paid in February 2016. For more information regarding the corporate goals for 2015, see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation."

(2)
Payment of each performance share award is contingent on meeting performance targets based on (1) cumulative Total Shareholder Return for the Company in comparison to the Total Shareholder Return during the performance period for each of the companies that comprise the Dow Jones Utilities Index and (2) average compounded annual growth rate of Diluted EPS Growth during the performance period. The performance measures are independent of each other. If target or maximum performance goals are attained in the performance period, 100% or 200% of the target amount, respectively, may be earned. If actual performance falls between target and maximum, the award would be prorated between levels based on performance outcome. Performance that fails to meet the target will result in 0% of the shares related to that target being earned. For more information regarding performance share awards, see "Grants of Plan-Based Awards — Performance Share Award Agreements."

(3)
Grant Date Fair Value consists of stock options, performance shares and restricted stock awarded under the 2006 LTIP with a grant date of February 2, 2015 and May 19, 2015. The options reflected here are recorded at fair value at the date of grant, which was $6.05 per option as determined using the Black-Scholes option pricing model. See footnote 2 of the Summary Compensation Table for a description of the inputs used to value the stock options under the Black-Scholes option pricing model. The performance shares reflected here are recorded at fair value at the date of grant, which was $29.19 per share for performance shares with the three-year relative TSR metric and $35.91 per share for performance shares with the three-year Diluted EPS Growth metric. The restricted stock awards reflected here are recorded at fair value at the date of grant, which was $42.29 per share for the February 2, 2015 grant and was $35.91 per share for the May 19, 2015 grants.

        The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO's position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation.

        The Compensation Committee had the power to grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the 2006 LTIP or 2015 LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2015 to the NEOs were made under the 2006 LTIP pursuant to terms stated in a performance share award agreement, restricted stock award agreement and an option agreement.

Performance Share Award Agreements

        The performance share award agreements (each a "PSA Agreement") provide generally that the award will vest on the third anniversary of the grant date (the "Vesting Date") to the extent one or more of the performance goals are met and if the grantee continues to be employed by the Company through the Vesting Date. One-half of the Target Number of shares shall be related to the Total Shareholder Return goal (the "TSR Target Shares") and one-half of the Target Number of shares shall be related to the Diluted EPS Growth goal (the "EPS Target Shares"). The performance awards will become earned as set forth in the following table:

Measurement Category	Goal at Threshold	Shares at Threshold	Goal at Target	Shares at Target	Goal at Maximum	Shares at Maximum
Total Shareholder Return	30th percentile	50% of TSR Target Shares	50th percentile	100% of TSR Target Shares	90th percentile	200% of TSR Target Shares
Diluted EPS Growth	10% growth	50% of EPS Target Shares	11% growth	100% of EPS Target Shares	13% growth	200% of EPS Target Shares

        The performance period for the award is January 1, 2015 through December 31, 2017 (the "Performance Period"). The Total Shareholder Return and Diluted EPS Growth performance measures are independent of each other; that is, if the threshold level of one performance measure is attained, shares relating to that measure will be "earned" even if the threshold level of the other performance measure is not attained. The number of performance shares "earned" with respect to each measurement category (subject to vesting as otherwise provided in the PSA Agreement) will be prorated between levels based on performance. The Committee will have discretion to reduce the number of shares earned under certain circumstances.

        "Total Shareholder Return" of the Company and the companies comprising the Dow Jones Utilities Index will be computed as follows:

          A:    Calculate the average of the closing prices per share on the relevant securities exchange for its common stock from December 1, 2014 to December 31, 2014

          B:    Calculate the average of the closing prices per share on the relevant stock exchange for its common stock from December 1, 2017 to December 31, 2017

          C:    Calculate the total dividends paid per share of common stock during the Performance Period

        Total Shareholder Return = ((B – A) + C)/A

        Total Shareholder Return of the Company will be compared to the Total Shareholder Return during the Performance Period of each of the companies comprising the Dow Jones Utilities Index at the beginning of the Performance Period, excluding those which are not traded on a "national securities exchange" (as defined in the Exchange Act) at the end of the Performance Period. The number of shares earned for the Total Shareholder Return measurement (other than dividend equivalent shares discussed below) will not exceed the "Shares at Target" amount for that measurement if the Company's Total Shareholder Return for the Performance Period is less than 0%.

        "Diluted EPS Growth" will be equal to the average compound annual growth rate of "Diluted EPS" for the Company during the Performance Period calculated by comparing "Diluted EPS" for the Company for 2017 to "Diluted EPS" for the Company for 2014. "Diluted EPS" will be equal to earnings per share as reflected on the Company's audited financial statements for the relevant year as adjusted for various items listed in the PSA Agreement.

        If the grantee ceases to be employed before the Vesting Date due to death or disability, the grantee will receive the target number of shares shortly after termination. If the grantee ceases to be employed before the Vesting Date due to "Retirement" or a "Change in Control Termination", the grantee will receive, following the Vesting Date, a pro rata portion (based on the number of full years served during the Performance Period prior to termination) of the number of shares to which the grantee would have otherwise been entitled if the grantee had remained employed through the Vesting Date. If termination occurs prior to the Vesting Date other than as a result of death, disability, Retirement or Change in Control Termination, grantee will forfeit the award. "Change in Control Termination" is defined in the same manner as defined in the forms of stock option and restricted stock agreements disclosed below. Retirement is defined to mean termination of grantee's employment by grantee or the Company for any reason other than death or disability after grantee's "Normal Retirement Age" (as defined in the International Transmission Company Retirement Plan). For Mr. Welch only, who has already attained Normal Retirement Age, if his employment is terminated due to Retirement after May 19, 2016 but prior to the Vesting Date, he will receive, following the Vesting Date, the number of shares that he would have otherwise been entitled to receive if he had remained employed through the Vesting Date. If Mr. Welch retires on or before May 19, 2016, he will receive a pro rata portion (based on the number of days served during the Performance Period prior to termination) of the number of shares to which he would have otherwise been entitled if he had remained employed through the Vesting Date.

        Grantees will have voting rights with respect to the target number of shares issued to them following the Grant Date while such shares remain outstanding. In addition, grantees will be entitled upon the Vesting Date (or earlier if termination was due to death or disability) to receive an additional number of shares equivalent to the value of the dividends that would have been paid on the shares actually received by the grantee on the Vesting Date or following death or disability had such number of shares been issued on the Grant Date rather than the target number. Dividends paid on outstanding performance shares prior to the earlier of the Vesting Date or death or disability will be held by the Company and those that are not converted into and paid to grantee in the form of shares in the foregoing manner will be forfeited by the grantee. The shares subject to an award are not transferable until they become vested on the Vesting Date (or earlier upon death or disability), and the awards themselves are not transferable at any time.

Restricted Stock Award Agreements

        The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date (or, for Mr. Hayes' February 2, 2015 grant, the fifth anniversary of the grant date), (ii) the grantee's death or permanent disability, or (iii) the occurrence of a "Change in Control Termination". "Change in Control

Termination" means a termination of the grantee's employment by the Company without "Cause" (as defined in the agreement) or, if the grantee is a party to a written employment agreement with the Company, by the grantee for "Good Reason" (as defined in such agreement as in effect from time to time), which termination occurs after: (i) the execution of an agreement to which the Company is a party pursuant to which a Change in Control (as defined in the 2006 Plan) has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory; or (ii) the occurrence of a Change in Control not pursuant to an agreement with the Company, but not more than two years thereafter. If the grantee attains or has attained age 65 prior to the vesting date while continuing to be employed by the Company, the stock will become vested (i) as of the date the grantee becomes 65, in increments of 33-1/3% of such shares in respect of each one year anniversary (if any) of the date of the agreement that has occurred prior to grantees attaining such age, and (ii) in increments of 33-1/3% of such shares as of each one year anniversary of the date of the agreement that occurs after grantee attains such age until all shares have fully vested (provided that grantee continues to be employed by the Company as of each such anniversary). If employment is terminated for any reason other than death, disability or Change in Control Termination, after the grantee has reached age 65, the remaining unvested shares will be canceled. The restricted stock award agreements also provide that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

Option Agreements

        The option agreements provide that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee's death or permanent disability or (ii) upon a Change in Control Termination (as defined in the restricted stock award agreement). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or may elect to make payment by means of a net exercise. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee's employment with us is terminated for any reason other than retirement at or after age 65, death, disability or Change in Control Termination. If the grantee's employment is terminated other than due to retirement at or after age 65, death, disability or Change in Control Termination on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. If the grantee's employment terminates due to death, disability or Change in Control Termination, the grantee or the grantee's estate has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. The option agreements also provide that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreements have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2015 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Joseph L. Welch	23,274	—	$11.00	8/16/2016	—		—	—		—
	97,152	—	$14.27	8/15/2017	—		—	—		—
	54,861	—	$18.96	8/13/2018	—		—	—		—
	46,533	—	$13.79	5/19/2019	—		—	—		—
	76,632	—	$17.49	5/18/2020	—		—	—		—
	76,440	—	$24.05	5/25/2021	—		—	—		—
	145,566	—	$23.58	5/22/2022	—		—	—		—
	74,925	37,461	$29.31	5/14/2023	—		—	—		—
	28,985	57,971	$36.73	5/20/2024	—		—	—		—
	—	140,044	$35.91	5/19/2025	—		—	—		—
	—	—	—	—	61,101	(3)(6)	$2,398,214	—		—
	—	—	—	—	33,807	(4)	$1,326,925	—		—
	—	—	—	—	14,819	(5)	$581,646	—		—
	—	—	—	—	—		—	40,279	(7)	$1,580,951
Rejji P. Hayes	19,740	—	$23.58	5/22/2022	—		—	—		—
	10,659	5,331	$29.31	5/14/2023	—		—	—		—
	4,304	8,608	$36.73	5/20/2024	—		—	—		—
	—	36,842	$35.91	5/19/2025	—		—	—		—
	—	—	—	—	7,962	(8)	$312,509	—		—
	—	—	—	—	1,596	(3)	$62,643	—		—
	—	—	—	—	1,383	(4)	$54,283	—		—
	—	—	—	—	8,750	(9)	$343,438	—		—
	—	—	—	—	3,899	(5)	$153,036	—		—
	—	—	—	—	—		—	16,266	(7)	$638,441
Linda H. Blair	27,246	—	$11.00	8/16/2016	—		—	—		—
	30,210	—	$14.27	8/15/2017	—		—	—		—
	56,295	—	$18.96	8/13/2018	—		—	—		—
	91,680	—	$13.79	5/19/2019	—		—	—		—
	81,717	—	$17.49	5/18/2020	—		—	—		—
	79,575	—	$24.05	5/25/2021	—		—	—		—
	126,579	—	$23.58	5/22/2022	—		—	—		—
	70,674	35,337	$29.31	5/14/2023	—		—	—		—
	27,311	54,623	$36.73	5/20/2024	—		—	—		—
	—	56,553	$35.91	5/19/2025	—		—	—		—
	—	—	—	—	10,587	(3)	$415,540	—		—
	—	—	—	—	8,776	(4)	$344,458	—		—
	—	—	—	—	5,984	(5)	$234,872	—		—
	—	—	—	—	—		—	10,596	(7)	$415,893
Jon E. Jipping	91,680	—	$13.79	5/19/2019	—		—	—		—
	81,717	—	$17.49	5/18/2020	—		—	—		—
	70,935	—	$24.05	5/25/2021	—		—	—		—
	112,086	—	$23.58	5/22/2022	—		—	—		—
	57,759	28,881	$29.31	5/14/2023	—		—	—		—
	22,329	44,659	$36.73	5/20/2024	—		—	—		—
	—	46,237	$35.91	5/19/2025	—		—	—		—
	—	—	—	—	8,652	(3)	$339,591	—		—
	—	—	—	—	7,175	(4)	$281,619	—		—
	—	—	—	—	4,893	(5)	$192,050	—		—
	—	—	—	—	—		—	13,299	(7)	$521,986

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Daniel J. Oginsky	37,314	—	$18.96	8/13/2018	—		—	—		—
	34,692	—	$17.49	5/18/2020	—		—	—		—
	36,750	—	$24.05	5/25/2021	—		—	—		—
	67,293	—	$23.58	5/22/2022	—		—	—		—
	39,462	19,731	$29.31	5/14/2023	—		—	—		—
	18,815	37,631	$36.73	5/20/2024	—		—	—		—
	—	38,961	$35.91	5/19/2025	—		—	—		—
					5,910	(3)	$231,968	—		—
					6,046	(4)	$237,306	—		—
					4,123	(5)	$161,828	—		—
					—		—	11,206	(7)	$439,836

(1)
Each option has a ten year term from the date of grant. Options generally vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2015 ($39.25 per share).

(3)
The unvested shares of restricted stock generally vest three years after the date of the grant, which was May 14, 2013.

(4)
The unvested shares of restricted stock generally vest three years after the date of grant, which was May 20, 2014.

(5)
The unvested shares of restricted stock generally vest three years after the date of grant, which was May 19, 2015.

(6)
Although 20,367 of these shares have not vested pursuant to the terms of the applicable grant agreements, they are no longer subject to a substantial risk of forfeiture due to Mr. Welch having reached retirement age during 2013.

(7)
The unvested performance shares generally vest three years after the date of grant, which was May 19, 2015. The award contains performance conditions established by the Compensation Committee. In order for the shares to vest such performance conditions must be achieved. Amounts reported reflect share payouts as if the target performance goals have been achieved.

(8)
The unvested shares of restricted stock generally vest five years after the date of the grant, which was February 20, 2012.

(9)
The unvested shares of restricted stock generally vest five years after the date of the grant, which was February 2, 2015.

        Equity grants made to NEOs in 2014 and 2015 were made pursuant to the 2006 LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table. Equity grants made from 2008 to 2013 have substantially the same terms as the 2014 and 2015 grants, except that they do not include the double trigger change in control provision and option awards allowed the grantee to pay the exercise price pursuant to a broker-assisted cashless exercise and now include a net exercise. Equity grants under the 2006 LTIP prior to 2008 have substantially the same terms as the grants issued from 2008 to 2013, except that the vesting period of the prior grants was five years rather than three.

Option Exercises and Stock Vested

        The following table provides information with respect to options exercised by the NEOs during 2015 and shares of restricted stock held by the NEOs that vested during 2015.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Joseph L. Welch(3)	965,007	$23,729,522	24,342	$875,338
Rejji P, Hayes	—	—	1,818	$65,375
Linda H. Blair	—	—	11,664	$419,437
Jon E. Jipping	80,418	$1,969,437	10,329	$371,431
Daniel J. Oginsky	—	—	6,201	$222,988

(1)
Equals the stock price on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)
Equals the stock price on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

(3)
Number of shares vested and value do not include 37,270 restricted shares with a value of $1,316,369 that have not yet vested but became no longer subject to a substantial risk of forfeiture in 2015 due to Mr. Welch having reached retirement age.

Pension Benefits

        The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the "Qualified Plan"), the MSBP and the ESRP.

Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)		Present Value of Accumulated Benefit ($)(2) (d)
Joseph L. Welch	Cash Balance Component	12.83		$260,377
	Special Annuity Credit	10.00	(3)	$1,167,418
	Total Qualified Plan			$1,427,795
	MSBP	44.92		$35,276,441
Rejji P. Hayes	Cash Balance Component	3.86		$75,374
	Total Qualified Plan			$75,374
	ESRP	3.83		$158,947
Linda H. Blair	Cash Balance Component	21.58		$294,508
	ESRP Shift	N/A		$32,213
	Total Qualified Plan			$326,721
	ESRP	12.83		$982,125
Jon E. Jipping	Traditional Component	25.03		$1,023,576
	Total Qualified Plan			$1,023,576
	ESRP	10.92		$879,314
Daniel J. Oginsky	Cash Balance Component	11.20		$221,293
	Total Qualified Plan			$221,293
	ESRP	11.00		$642,902

(1)
Credited service is estimated as of December 31, 2015 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For Ms. Blair and Mr. Jipping, the credited service for the traditional and cash balance components of the Qualified Plan includes service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy's qualified plan that had accrued, as well as the associated assets from DTE Energy's pension trust, were transferred to the Company's plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy's qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch's credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy's qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy's qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy's Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $4.4 million of the Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch's 32 years of service with DTE Energy.

(2)
The "Present Value of Accumulated Benefit" is the estimated lump-sum equivalent value measured as of December 31, 2015 (the "measurement date" used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31, 2015. The rate at which future expected benefit payments were discounted in calculating present values was 4.44%, the same rate used for fiscal year-end 2015 financial accounting disclosure of the Qualified Plan. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 2.93% for 2016 and 4.5% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

• Mr. Welch:	Age 68
• Ms. Blair:	Age 58
• Mr. Hayes	Age 58
• Mr. Jipping:	Age 58
• Mr. Oginsky	Age 58

  Post-retirement mortality was assumed to be in accordance with the RP-2014 table projected for future mortality improvements with modified MP-2014 generational scale. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch's life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

(3)
A maximum of 10 years of service is counted for purposes of the Special Annuity Credit.

        We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

        Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

        Third, we maintain the ESRP, in which Ms. Blair and Messrs. Hayes, Jipping and Oginsky participate. The ESRP provides additional retirement benefits which are not tax qualified.

        The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

        There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

        Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the "DTE Plan"). Generally, persons who were participants in the "traditional component" of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch has earned a special annuity credit described below, and Ms. Blair has benefits under the ESRP shift, also described below.

        Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO's benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

        NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan's normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

        Mr. Jipping participates in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

        Average final compensation is equal to one-fifth of the NEO's salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service at any time during the NEO's employment that results in the highest average.

        Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $265,000 in 2015, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $210,000 payable as a single life annuity beginning at normal retirement age in 2015).

        NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

        If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

        If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of credited service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

        Mr. Jipping's annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $95,800. He is fully vested.

Cash Balance Component of Qualified Plan

        Ms. Blair and Messrs. Welch, Hayes and Oginsky participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

        Each year, a NEO's account is increased by a "contribution credit" equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($265,000 in 2015). Each year, a NEO's account is also increased by an "interest credit" based on 30-year Treasury rates.

        Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

        As of January 1, 2016, Ms. Blair and Messrs. Hayes, Oginsky and Welch are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Mr. Hayes became fully vested on February 20, 2015. Ms. Blair's estimated account value as of year-end 2015 is approximately $297,000, Mr. Welch's is approximately $263,000, Mr. Hayes' is approximately $76,000 and Mr. Oginsky's is approximately $223,000.

Special Annuity Credit for Mr. Welch in the Qualified Plan

        In addition to his cash balance account, Mr. Welch has earned an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

        Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year-end 2013, Mr. Welch was eligible to retire and receive the maximum annual benefit of $100,000.

ESRP Shift Benefit in Qualified Plan

        The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The "compensation credit" to the NEO's notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company's annual bonus plan. The "investment credit," analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

        The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO's cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch's special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

        Ms. Blair has received ESRP shift additions to her Qualified Plan cash balance account. There was no shift of compensation credits for 2015, although previous shifts have continued to earn interest credits. As of year-end 2015, her ESRP shift balance was approximately $32,000.

Management Supplemental Benefit Plan

        The benefit provided by the MSBP to Mr. Welch is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all of Mr. Welch's years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all of Mr. Welch's benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy's Management Supplemental Benefit Plan, a nonqualified plan.

        The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) "average final compensation."

        Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

        "Average final compensation" is equal to one-fifth of Mr. Welch's compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan and amounts paid under Mr. Welch's retention compensation agreement. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

        For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

        As of December 31, 2015, if Mr. Welch would have retired, he would have received an annual MSBP benefit of approximately $2,715,000 after offsets, payable as an annuity for his lifetime with a minimum payment period of 15 years guaranteed.

        The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company's bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

        The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Hayes, Jipping and Oginsky. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

        The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

        Each year, a NEO's account is increased by a "compensation credit" equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company's annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO's account is also increased by an "investment credit" equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

        The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation. As of December 31, 2015, Ms. Blair and Messrs. Jipping and Oginsky were fully vested and Mr. Hayes was 60% vested.

        As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2015, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Ms. Blair:	$990,064
Mr. Hayes	$159,780
Mr. Jipping:	$888,376
Mr. Oginsky:	$646,829

        The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company's bankruptcy, in which case the assets are available to general creditors. All ESRP balances become fully vested upon a change in control of the Company.

Nonqualified Deferred Compensation

        We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. Only selected officers of the Company, including the NEOs, are eligible to participate in this plan and Mr. Welch is the only NEO who has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary, bonus and restricted stock dividends. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan, and are selected by the individual NEOs. Distributions will generally be made at the NEO's termination of employment for any reason. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, or any NEO contributions, withdrawals, or other distributions pursuant to the plan during 2015.

 Nonqualified Deferred Compensation Table

Name (a)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (f)
Joseph L. Welch(1)	$2,172	$729,215
Rejji P. Hayes	—	—
Linda H. Blair	—	—
Jon E. Jipping	—	—
Daniel J. Oginsky	—	—

(1)
None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements

        As referenced above, we entered into employment agreements with Ms. Blair and Messrs. Jipping, Oginsky and Welch in December 2012 and January 2013 which superseded the employment agreements then in effect. We entered into an employment agreement with Mr. Hayes in October 2014. The employment agreements are subject to automatic one-year employment term renewals each year beginning December 21, 2014, unless either party provides the other with 30 days' advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs who are currently employed by us report to Mr. Welch.

        The employment agreements provide that each NEO will receive an annual base salary equal to their current base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in equity plans, employee benefit plans and retirement plans, including but not limited to welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans.

        In addition, the NEOs' employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms "Cause" and "Good Reason" are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

  •
  Cause means: a NEO's continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO's duties; a NEO's conviction of, or plea of nolo contender to, a crime constituting a felony or misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with a NEO's duties; any act or omission which is injurious to the financial condition or business reputation of the Company; or violation of the non-compete or confidentiality provisions of the employment agreement.

  •
  Good reason means: a greater than 10% reduction in the total value of the NEO's base salary, target bonus, and employee benefits; or if the NEO's responsibilities and authority are substantially diminished.

        If a NEO's employment is terminated with cause by the Company or by the NEO without good reason, the NEO will generally only receive his or her accrued but unpaid compensation and benefits as of the date of his or her employment termination. If the NEO terminates due to death or disability (as defined in the employment agreements), the NEO (or the NEO's spouse or estate) would also receive a pro rata portion of his or her current year annual target bonus.

        If a NEO's employment is terminated by the Company without cause or by the NEO for good reason, the NEO will receive the following, subject to the NEO's execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code:

  •
  any accrued but unpaid compensation and benefits. For each of the NEOs serving on December 31, 2015, the benefits include:

  •
  Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

  •
  Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

  •
  Mr. Hayes: cash balance under the Qualified Plan and vested portion of ERSP balance;

  •
  Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance; and

  •
  Mr. Oginsky: cash balance under the Qualified Plan and vested portion of ESRP balance;

  •
  continued payment of the NEO's then-current base salary for two years;

  •
  payment to Mr. Welch in any case, and for the other NEOs if the termination is within six months before or two years after a "Change of Control" (as defined in the employment agreements), of an amount equal to two times the average of the annual bonuses that were payable to the NEO for the three fiscal years immediately preceding the fiscal year in which his or her employment terminates, payable in equal installments over the period in which continued base salary payments are made;

  •
  a pro rata portion of the annual bonus for the year of termination, based upon the Company's actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

  •
  eligibility to continue coverage under our active medical, dental and vision plans subject to applicable COBRA rules; if such coverage is elected, we will reimburse the NEO for the shorter of 18 months or until the NEO becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to our periodic cost of such coverage for other executives, plus a tax gross-up amount;

  •
  outplacement services for up to two years; and

  •
  for Mr. Welch and Ms. Blair, deemed satisfaction of the eligibility requirements of our retiree welfare benefit plan for purposes of participation therein; and for Messrs. Hayes, Jipping and Oginsky, participation in our retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. In addition, if we terminate our retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, we will establish other coverage for the NEO or the NEO will receive a cash payment equal to our cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

        In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

        In the event the NEO becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the employment agreements or any other plan, arrangement or agreement with us, we will pay (a) the NEO (other than Mr. Welch) only that portion of such payments which are in total equal to one dollar less than the amount that would subject the NEO to the excise tax, and (b) in the case of Mr. Welch, the greater of the following which would give Mr. Welch the highest net after-tax amount (after payment by Mr. Welch of the excise tax and any other applicable taxes): (i) such payments and (ii) only that portion of such payments which are in total equal to one dollar less than the amount that would subject Mr. Welch to the excise tax.

Options, Performance Shares and Restricted Stock Grants

        In the event of a change in control, all unvested options and restricted stock grants awarded pursuant to the 2006 LTIP prior to November 12, 2013 will vest in full with or without termination of employment. In the event of a change in control, the relevant grant agreements provide that all unvested options and restricted stock grants awarded pursuant to the 2006 LTIP on or after November 12, 2013, will vest in full only with termination of employment. In the event of a change in control termination, the grant agreements provide that unvested performance shares awarded pursuant to the 2006 LTIP will vest as a pro rata portion (determined in increments of 33-1/3% of such shares as of each one year anniversary of the grant date that has occurred on or before the date of termination) of the performance shares that would otherwise have become vested if they had not been terminated prior to the vesting date and such shares will vest on the vesting date. For Mr. Welch only, in the event of a change in control termination after the first anniversary of the grant date, any unvested performance shares will vest on the vesting date. If Mr. Welch's change in control termination occurs before the first anniversary of the grant date, his performance shares will vest as a pro rata portion (based on the number of days served during the Performance Period prior to termination) of the number of shares to which he would have otherwise been entitled if he had remained employed through the vesting date.

        The values that would have been received by the NEOs, assuming a theoretical change in control transaction had been consummated on December 31, 2015 and that all unvested options, restricted stock and prorated performance shares (at target) awarded pursuant to the 2006 LTIP would become vested, are as follows:

Accelerated Option and Stock Vesting Table(1)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(2) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(3) (e)
Joseph L. Welch	235,476	$986,196	68,993	$2,707,975
Rejji P. Hayes	50,781	$197,735	23,590	$925,908
Linda H. Blair	146,513	$677,787	25,347	$994,870
Jon E. Jipping	119,777	$554,049	20,720	$813,260
Daniel J. Oginsky	96,323	$421,086	16,079	$631,101

(1)
The merger agreement with Fortis provides that all outstanding stock option, restricted stock and performance share awards will be vested and cashed out immediately prior to the effective time of the merger without regard to whether termination of employment occurs. Please see "Compensation Discussion and Analysis — Merger Agreement" for further details.

(2)
Equals the stock price on the NYSE on December 31, 2015 minus the option exercise price multiplied by the number of unvested options.

(3)
Equals the stock price on the NYSE on December 31, 2015 multiplied by the number of unvested shares of restricted stock. No performance shares would have vested at December 31, 2015 pursuant to the related grant agreements.

Payments in the Event of Termination

        The benefits to be provided to the NEOs as a result of termination under various scenarios are detailed in the tables below. The tables assume that the termination occurred on December 31, 2015, and the relevant stock price was $39.25 per share.

		Joseph L. Welch — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$5,246,892	$5,246,892	$0	$0
Target Short-Term Bonus	$0	$0	$0	$0	$1,279,250	$1,279,250
Pro Rata Share of Annual Incentive Comp	$0	$0	$1,247,269	$1,247,269	$0	$0
Stock Options	$0	$0	$0	$986,205	$986,205	$986,205
Restricted Stock Awards	$0	$0	$0	$2,707,975	$2,707,975	$2,707,975
Performance Share Awards	$110,086	$0	$0	$110,086	$1,606,005	$1,606,005
Benefits and Perquisites
Retirement Plan(5)	$57,897	$57,897	$57,897	$57,897	$57,897	$2,506
MSBP(6)	$1,428,504	$1,428,504	$1,428,504	$1,428,504	$1,428,504	$0
Perquisites	$0	$0	$30,000	$30,000	$0	$0
Health & Welfare Benefits	$0	$0	$0	$0	$0	$0
Post-Retirement Welfare Plan(7)	$456,792	$456,793	$456,793	$456,793	$456,793	$539,166
Total Payout:	$2,053,280	$1,943,194	$8,467,355	$12,271,621	$8,522,630	$7,121,108

		Linda H. Blair — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$2,723,640	$2,723,640	$0	$0
Target Short-Term Bonus	$0	$0	$0	$0	$614,000	$614,000
Pro Rata Share of Annual Incentive Comp	$0	$0	$595,650	$595,650	$0	$0
Stock Options	$0	$0	$0	$677,786	$677,786	$677,786
Restricted Stock Awards	$0	$0	$0	$994,870	$994,870	$994,870
Performance Share Awards	$0	$0	$0	$0	$648,558	$648,558
Benefits and Perquisites
Retirement Plan	$0	$0	$0	$0	$0	$2,641
ESRP	$0	$0	$0	$0	$0	$7,939
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$29,226	$29,226	$0	$0
Post-Retirement Welfare Plan(8)	$0	$0	$385,426	$385,426	$0	$0
Total Payout:	$0	$0	$3,761,943	$5,434,598	$2,935,214	$2,945,794

		Rejji P. Hayes — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$1,210,127	$1,210,127	$0	$0
Target Short-Term Bonus	$0	$0	$0	$0	$400,000	$400,000
Pro Rata Share of Annual Incentive Comp	$0	$0	$390,000	$390,000	$0	$0
Stock Options	$0	$0	$0	$197,725	$197,725	$197,725
Restricted Stock Awards	$0	$0	$0	$925,908	$925,908	$925,908
Performance Share Awards	$0	$0	$0	$0	$422,484	$422,484
280G Cutback	$0	$0	$0	$(288,590)	$0	$0
Benefits and Perquisites
Retirement Plan	$0	$0	$0	$0	$0	$395
ESRP(9)(10)	$0	$0	$0	$0	$0	$833
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$28,307	$28,307	$0	$0
Total Payout:	$0	$0	$1,653,434	$2,488,476	$1,946,116	$1,947,344

		Jon E. Jipping — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$2,259,854	$2,259,854	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$489,450	$489,450	$502,000	$502,000
Stock Options	$0	$0	$0	$554,039	$5554,039	$554,039
Restricted Stock Awards	$0	$0	$0	$813,260	$813,260	$812,260
Performance Share Awards	$0	$0	$0	$0	$530,258	$530,258
Benefits and Perquisites
Qualified Plan(12)	$0	$0	$0	$0	$0	$0
ESRP	$0	$0	$0	$0	$0	$9,062
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$28,306	$28,306	$0	$0
Total Payout:	$0	$0	$2,802,611	$4,169,909	$2,399,557	$2,408,619

		Daniel J. Oginsky — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$1,822,701	$1,822,701	$0	$0
Target Short-Term Bonus	$0	$0	$0	$0	$423,000	$423,000
Pro Rata Share of Annual Incentive Comp	$0	$0	$412,425	$412,425	$0	$0
Stock Options	$0	$0	$0	$421,085	$421,085	$421,085
Restricted Stock Awards	$0	$0	$0	$631,101	$631,101	$631,101
Performance Share Awards	$0	$0	$0	$0	$446,806	$446,806
Benefits and Perquisites
Retirement Plan	$0	$0	$0	$0	$0	$1,352
ESRP	$0	$0	$0	$0	$0	$3,927
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$27,440	$27,440	$0	$0
Total Payout:	$0	$0	$2,287,565	$3,339,751	$1,921,992	$1,927,271

(1)
All scenarios include the value of severance and embedded value of accelerated equity. For Mr. Welch and Ms. Blair, the value of the Postretirement Welfare Plan is additionally included where applicable. Mr. Welch's termination scenarios also reflect additional pension benefit payments because his pension benefits are fully vested as of December 31, 2015. The Pension Benefits Table assumes that none of the executives are terminated prior to retirement age and that benefits are paid once retirement commences (age 58 is assumed, except that age 68 is assumed for Mr. Welch). All other accrued pension benefits, outside of present value reductions outlined in footnotes (4), (9) and (11) and additional pension benefits upon death, have not been included in these termination scenarios but can be found in the Pension Benefits Table.

(2)
Upon any termination of employment, benefits that are accrued but unpaid prior to that event are paid. These benefits are assumed to be $0 in the above table.

(3)
Change in control values include severance amounts reflecting cutbacks to safe harbor value where this is greater than if an excise tax had been paid. No executive would be subject to an excise tax at the assumed change in control date; therefore, the table reflects no cutbacks.

(4)
In the event of Mr. Welch's termination of employment for death (pre-retirement), his spouse would receive survivor benefits under the Postretirement Welfare Plan, half of the Special Annuity Credit that is payable as a 50% joint and survivor annuity, the Qualified Plan cash balance component, and 15 years of payments of the MSBP annuity. In the event of Mr. Jipping's termination for death (pre-retirement), his spouse would receive half the 50% joint and survivor annuity under the traditional component of the Qualified Plan, also reduced to reflect a 90% for the early retirement factor that would apply at age 58 since Mr. Jipping does not have 30 years of service as of December 31, 2015. Under termination for death (pre-retirement), Ms. Blair's, Mr. Hayes' and Mr. Oginsky's Qualified Plan and ESRP benefits are payable immediately to the surviving spouse. The above termination scenarios do not reflect the reduction in present value of death benefits ($5,893,266 for Mr. Welch and $569,860 for Mr. Jipping) compared to present value in the Pension Benefits Table.

(5)
The vested Special Annuity Credit that Mr. Welch is entitled to receive is included in the pension benefit values upon all terminations of employment, with the exception of death, as stated in the Pension Benefits Table ($1,167,418). This amount assumes payment would commence at an assumed retirement age of 68. The amount shown above is attributed to additional payments prior to that assumed retirement age (Mr. Welch was 67 years old as of December 31, 2015). The Pension Benefits Table assumes payment commences after Mr. Welch's assumed retirement age of 68 and reflects the present value of the cash balance component of the Qualified Plan. Please see "Pension Benefits — Qualified Plan — Special Annuity Credit for Mr. Welch in the Qualified Plan" in this proxy statement. Mr. Welch has met the retirement eligibility requirements and therefore would receive benefits under the Qualified Plan upon termination.

(6)
The MSBP value in the Pension Benefits Table assumes payment commences at the assumed retirement age of 68. The amount shown in the above table is attributed to additional payments prior to that assumed retirement age.

(7)
Mr. Welch has met the retirement eligibility requirements and therefore would receive benefits under the Postretirement Welfare Plan upon termination.

(8)
The value of the Postretirement Welfare Plan benefit is included in involuntary termination not for cause and change in control scenarios since Ms. Blair's employment agreement includes a provision for deemed satisfaction of the eligibility requirements when terminated under these scenarios. It is assumed she would commence her Postretirement Welfare Benefits at age 58.

(9)
As of December 31, 2015, Mr. Hayes is only 60% vested in the ESRP. The values shown above do not reflect the reduction in present value ($63,579) of the unvested ESRP benefits in the voluntary termination, involuntary termination and disability scenarios.

(10)
In the event of a change in control, Mr. Hayes is immediately vested in the ESRP but not in the Qualified Plan.

(11)
The Pension Benefits Table assumes that Mr. Jipping would not be terminated before retirement age and no early retirement reduction was applied. In all termination scenarios, however, a 90% early retirement factor would apply at age 58 because Mr. Jipping has less than 30 years of service as of December 31, 2015. The above table does not reflect the reduction in the present value ($102,358 except for death) due to applying the 90% early retirement factor.

        Upon death or disability, a NEO (or his or her estate) receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions on restricted stock are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

Director Compensation

        The following table provides information concerning the compensation of directors during 2015.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Albert Ernst	$85,000	$84,934	$169,934
Christopher H. Franklin	$95,000	$84,934	$179,934
Edward G. Jepsen	$91,250	$84,934	$176,184
David R. Lopez	$91,250	$84,934	$176,184
William J. Museler(3)	$35,625	$21,223	$56,848
Hazel R. O'Leary	$95,000	$84,934	$179,934
Thomas G. Stephens	$85,000	$84,934	$169,934
G. Bennett Stewart	$88,750	$84,934	$173,684
Lee C. Stewart	$110,000	$84,934	$194,934

(1)
Includes annual Board retainer and committee chairmanship retainer, as well as a lead director fee (for Mr. Lee Stewart only).

(2)
Aggregate grant date fair value is computed in accordance with ASC 718. Awards of restricted stock are made quarterly and recorded at fair value at the date of grant. The values for Ms. O'Leary and Messrs. Ernst, Franklin, Jepsen, Lopez, Stephens, Bennett Stewart and Lee Stewart awards were $84,934 (equivalent to 567 shares at $37.43 per share, 660 shares at $32.18 per share, 637 shares at $33.34 per share and 541 shares at $39.25 per share). The value for Mr. Museler was $21,223 (equivalent to 567 shares at $37.43 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2015 for each director is as follows: Ms. O'Leary and Messrs. Franklin, Jepsen, Stephens, Bennett Stewart and Lee Stewart, 6,836 shares; Messrs. Ernst and Lopez, 3,131 shares.

(3)
Mr. Museler left the Board in May 2015.

        Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under our standard non-employee director compensation policy, pursuant to which they are paid an annual cash retainer of $85,000 and an annual equity retainer of restricted stock with a total value of $85,000 (awarded through quarterly grants valued at $21,250 each). The March restricted stock grants were made under the 2006 LTIP and the June, September and December restricted stock awards were made pursuant to the 2015 LTIP. In addition, we pay an additional cash retainer of $10,000 annually to the chair of each Board committee and $25,000 annually to our lead director. We do not pay per-meeting fees under the policy. Beginning in the calendar year 2016, non-employee directors will have the discretion to make individual elections to receive anywhere from 50% to 100% of the total annual cash retainer in grants of Company stock to be granted and with the same vesting provisions as described for restricted stock grants below. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan.

        The restricted stock grants will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a "change in control" (as such term is defined under the applicable plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting.

Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

        We have stock ownership guidelines that apply to our non-employee directors. Under these guidelines, directors must meet the applicable stock ownership guidelines of the Company by the fifth anniversary of when they received their first stock grant from the Company. The guidelines require ownership of shares of our common stock valued at five times their annual cash retainer. Each of the directors is in compliance with, or is on schedule to meet the requirements of, the policy. Our Stock Ownership Policy is further described above in the section entitled "Compensation of Executive Officers and Directors — Compensation Discussion and Analysis — Stock Ownership Guidelines."

 PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act and related rules of the Securities and Exchange Commission, we are providing shareholders with an opportunity to vote on an advisory resolution to approve the executive compensation for our NEOs as described in this proxy statement (sometimes referred to as "say on pay"). Consistent with the advisory vote of the shareholders in 2011, the Board has determined that the opportunity for such a vote will occur at each year's annual meeting.

        Our compensation philosophy is designed to align each executive's compensation with the Company's short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company's long-term success. This approach has been used since the inception of the Company and has been successful in helping us attract, retain and motivate individuals who have helped us achieve superior shareholder returns.

        The Compensation Committee, comprised solely of independent directors, is responsible for our compensation policies and practices and has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers without encouraging excessive risk-taking. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant. All members of the Board support our compensation philosophy.

        Shareholders are encouraged to read the Compensation of Executive Officers and Directors section of this proxy statement, including the Compensation Discussion and Analysis, for a detailed discussion of our compensation program for NEOs. We believe this compensation program has been successful in accomplishing its goals and, therefore, recommend that you vote FOR the following resolution:

    "Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company's NEOs as disclosed in Compensation of Executive Officers and Directors, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement."

        This vote is nonbinding. The Board and the Compensation Committee value the opinion of shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

        The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal is required to approve the proposal. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING THE EXECUTIVE COMPENSATION OF OUR NEOS AS DESCRIBED IN THIS PROXY STATEMENT.

 PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Auditor Appointment

        Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company's inception in 2003, and acted as such in 2015. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2016 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2016. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast. If the shareholders fail to ratify the appointment of

Deloitte, the Audit and Finance Committee would reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in the Company's or our shareholders' best interests.

        Representatives of Deloitte are expected to be present at the 2016 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

Independent Registered Public Accounting Firm

        The following table provides a summary of the aggregate fees incurred for Deloitte's services in 2015 and 2014:

	2015	2014
Audit fees(1)	$1,855,636	$1,668,000
Audit-related fees(2)	$113,239	$406,865
Tax fees(3)	$209,689	$517,296
All other fees(4)	$5,000	$5,000
Total fees	$2,183,564	$2,597,161

(1)
Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements.

(2)
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include due diligence support relating to merger and acquisition activity and the audit of our employee benefit plans and accounting consultations. The fees also include amounts for the services provided in connection with our securities offerings.

(3)
Tax fees were professional services for federal and state tax compliance, tax advice and tax planning, including services to support merger and acquisition activity.

(4)
All other fees were for services other than the services reported above. These services included subscriptions to the Deloitte Accounting Research Tool.

        The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte's independence.

        The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

        The Audit and Finance Committee approved all of the services performed by Deloitte in 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S 2016 CONSOLIDATED FINANCIAL STATEMENTS.

 CERTAIN TRANSACTIONS

        Pursuant to its charter, the Nominating and Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. As required by applicable New York Stock Exchange rules, the Nominating and Governance Committee also determines whether or not a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued or eliminated. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the Board or a designated committee.

        Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, each director and officer must annually submit a form to the General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director's or officer's annual conflict certification to become incorrect, the director or officer must inform the General Counsel of such circumstances. The Nominating and Governance Committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the Board whether a director or officer should be requested to offer his or her resignation. Where the Board makes a determination regarding a potential conflict of interest, a majority of the Board (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of the Company's General Counsel or Chairperson of the Nominating and Governance Committee.

        With the approval of the Nominating and Governance Committee, Clayton Welch, Jennifer Welch, Jessica Uher and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company's chief executive officer) were employed by us as a Senior Engineer, Fleet Manager, Manager of Corporate and Field Facilities, and Senior Accountant, respectively, during 2015 and continue to be employed by us. These individuals are employed on an "at will" basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus, long-term incentives and taxable perquisites for services rendered in the above capacities totaling $530,018 during 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2015 pursuant to Section 16(a) of the Exchange Act, except for Mr. Hayes who filed one late Form 4 reporting the receipt of his February 2015 restricted stock grant.

By Order of the Board of Directors,
Wendy A. McIntyre Secretary

Novi, Michigan
April 8, 2016

. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Daylight Time, May 19, 2016. Vote by Internet • Go to www.envisionreports.com/ITC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed. + 1. Election of Directors: 01 - Albert Ernst For Withhold For Withhold For Withhold 02 - Christopher H. Franklin 03 - Edward G. Jepsen 04 - David R. Lopez 05 - Hazel R. O’Leary 06 - Thomas G. Stephens 07 - G. Bennett Stewart, III 08 - Lee C. Stewart 09 - Joseph L. Welch B Company Proposals — The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain ForAgainst Abstain 2. To approve, by non-binding vote, executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2016. C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02ACIC Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — ITC Holdings Corp. Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders - May 19, 2016 The undersigned hereby appoints Rejji P. Hayes and Christine Mason Soneral, and either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Thursday, May 19, 2016, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 8, 2016 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 8, 2016 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2 and 3. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.)

. + Vote by Internet • Go to www.envisionreports.com/ITC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the ITC Holdings Corp. Annual Meeting to be Held on May 19, 2016 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and the 2015 annual report to shareholders are available at: www.envisionreports.com/ITC Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/ITC to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. Q When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 9, 2016 to facilitate timely delivery. + 02AYBC Annual Meeting Notice IMPORTANT ANNUAL MEETING INFORMATION

. ITC Holdings Corp.’s Annual Meeting of Shareholders will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 19, 2016 at 9:00 a.m. Eastern Daylight Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors recommendations. The Board of Directors recommends a vote FOR all nominees, FOR proposals 2 and 3: 1. 2. 3. Election of Directors. To approve, by non-binding vote, executive compensation. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2016. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Directions to attend the meeting in person may be obtained by contacting us at (248) 946-3000. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/ITC. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials ITC Holdings Corp.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 9, 2016. g g 02AYBC Annual Meeting Notice

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
2015 Stock Performance
Total Shareholder Return
Pay for Performance Alignment Relative to Compensation Peer Group
Principal Components of our Compensation Program for 2015
2015 Annual Bonus Measurement Categories and Mix
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End Table
Option Exercises and Stock Vested Table
Pension Benefits Table
Nonqualified Deferred Compensation Table
Accelerated Option and Stock Vesting Table(1)
Director Compensation Table
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE